As filed with the Securities and Exchange Commission on July 17, 2023.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

InnovaQor, Inc.

(Exact name of registrant as specified in its charter)

Nevada	7373	88-0436055
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 South Australian Avenue, Suite 800

West Palm Beach, Florida 33401

(561) 421-1900

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Gerard Dab

Corporate Secretary

InnovaQor, Inc.

400 South Australian Avenue, Suite 800

West Palm Beach, Florida 33401

(561) 421-1905

(Name, address. including zip code, and telephone number,

including area code, of agent for service)

Copies to:

J. Thomas Cookson, Esq.

Shutts & Bowen LLP

200 South Biscayne Boulevard, Suite 4100

Miami, Florida 33131

Tel: (305) 379-9141

Approximate date of commencement of proposed sale to public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	Dated JULY 17, 2023

81,651,000 Shares of Common Stock Offered by the Selling Stockholder

This prospectus relates to the resale, from time to time, by the selling stockholder listed in this prospectus under the section “Selling Stockholder,” of up to 81,651,000 shares of common stock, par value $.0001 per share, of InnovaQor, Inc., issuable upon the conversion of shares of Series B-1 Convertible Redeemable Preferred Stock, par value $.0001 per share (the “Series B-1 Preferred Stock”), which we issued to the Selling Stockholder in connection with the acquisition of the stock of Health Technology Solutions, Inc. and Advanced Molecular Services Group, Inc. on June 25, 2021.

Our common stock is traded on the OTC Pink under the symbol “INQR.” The last reported sales price of our common stock on July __, 2023 was $[●] per share. There were 244,953,286 shares of our common stock outstanding as of July 13, 2023.

The Selling Stockholder may sell the shares of common stock being offered by this prospectus from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under “Plan of Distribution.” The Selling Stockholder may sell the common stock at a fixed price of $____ per share until our common stock is quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, the prices at which the Selling Stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares by the Selling Stockholder.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________

The date of this prospectus is ________, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). By using such registration statement, the Selling Stockholder may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. It is important for you to read and consider all of our information contained in this prospectus before making any decision whether to invest in the common stock. You should also read and consider the information contained in the documents that we have incorporated by reference as described in “Where You Can Find Additional Information,” and “Incorporation of Certain Information by Reference” in this prospectus.

We and the Selling Stockholder have not authorized anyone to give any information or to make any representations different from that which is contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by InnovaQor, Inc. or the Selling Stockholder. Neither the delivery of this prospectus nor any sale made hereunder and thereunder shall under any circumstances create an implication that there has been no change in the affairs of InnovaQor, Inc. since the date hereof. You should assume that information contained in this prospectus is accurate only as of the date on the front cover hereof. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” and our financial statements and notes thereto that appear elsewhere in this prospectus or are incorporated by reference in this prospectus. Unless otherwise indicated herein, the terms “we,” “our,” “us,” or the “Company” refer to InnovaQor, Inc.

Our Company

Our company, InnovaQor, Inc., a Nevada corporation, was originally incorporated in the State of Nevada on September 7, 1999, under the name Ancona Mining Corporation. On November 30, 2004, our corporate name changed to VisualMED Clinical Solutions Corporation (“VisualMED”). On September 8, 2021, our corporate name changed to InnovaQor, Inc.

The Company provides information technology solutions and services to healthcare and laboratory customers in the United States. Our goal is to develop and deliver a technology-based network communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services. The Company has initiated this project in the second quarter of 2023 and is working with a Canadian-based development company to create a minimum viable product (MVP) to demonstrate the peer-to-peer communication capabilities. The Company will launch this new platform under the name Curallo. The Company, through an acquisition that closed on June 25, 2021, has a number of fully developed products and services which it offers through three operating wholly-owned subsidiaries that provide medical support services primarily to clinical laboratories, corporate operations, rural hospitals, physician practices and behavioral health/substance abuse centers.

Each of the subsidiaries is wholly owned by the Company and complements each other, allowing for cross selling of products and services. The Company believes the current solutions will become an added value option to a technology-based network communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services the Company plans to develop.

Corporate Information

The Company’s fiscal year-end is December 31.

Our principal executive offices are located at 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401 and our telephone number is (561) 421-1900. Our website address is www.innovaqor.com. The information contained on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Securities Offered by the Selling Stockholder	81,651,000 shares of our Common Stock

Offering Price per Share	The Selling Stockholder may sell all or a portion of the shares being offered by this prospectus at a fixed price of $_________ per share until our Common Stock is quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, the prices at which the Selling Stockholder may sell the shares will be determined by the prevailing market price at the time of sale or at negotiated prices. See “Plan of Distribution.”

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Use of Proceeds	We will not receive any of the proceeds from the sale by the Selling Stockholder of the shares of Common Stock. See “Use of Proceeds.”

Stock Symbol	INQR

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus, including our financial statements and related notes, which are incorporated by reference in this prospectus, before deciding whether to invest in our securities. Information in this prospectus may be amended, supplemented or superseded from time to time by reports we file with the SEC in the future. The occurrence of any of the adverse developments described in the following risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Going Concern Risk Factor

Although our financial statements have been prepared on a going concern basis, we have accumulated significant losses and have negative cash flows from operations that could adversely affect our ability to secure additional capital to fund our operations or limit our ability to react to changes in the economy or our industry. These or additional risks or uncertainties not presently known to us, or that we currently deem immaterial, raise substantial doubt about our ability to continue as a going concern.

Under Accounting Standards Update (“ASU”) 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40) Accounting Standards Codification (“ASC 205-40”), InnovaQor has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed InnovaQor’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

The consolidated financial statements incorporated by reference in this prospectus have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC. The consolidated financial statements have been prepared using U.S. GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. InnovaQor has accumulated significant losses and has negative cash flows from operations. For the three months ended March 31, 2023, we incurred a net loss of $325,065 and, as of that date, we had an accumulated deficit of $19,949,146. For the years ended December 31, 2022 and 2021, we incurred a net loss of $1,613,931 and $845,843, respectively, and, as of such dates, we had an accumulated deficit of $19,624,081 and $18,010,150, respectively.

Additionally, we had net cash used in operating activities of $316,094 and $937,384 for the three months ended March 31, 2023, and the year ended December 31, 2022, respectively. At March 31, 2023, we had a working capital deficit of $4,733,862 and a shareholders’ deficit of $14,017,909. At December 31, 2022, we had a working capital deficit of $4,408,797 and a shareholders’ deficit of $13,692,844. Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

In addition, the Company’s cash position is critically deficient and critical payments are not being made in the ordinary course of business, all of which raises substantial doubt about InnovaQor’s ability to continue as a going concern. Management’s plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about InnovaQor’s ability to continue as a going concern are discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

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InnovaQor has incurred substantial costs in connection with the acquisition of the Group which has included accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel who are new to InnovaQor, tax costs and costs to separate information systems, among other costs. The cost of performing such functions is anticipated to be higher than the amounts reflected in InnovaQor’s historical financial statements, which would cause its future losses to increase. Accordingly, InnovaQor will continue to focus on increasing revenues.

There can be no assurance that InnovaQor will be able to achieve its business plan, raise any additional capital or secure the additional financing necessary to implement its current operating plan. The ability of InnovaQor to continue as a going concern is dependent upon its ability to significantly increase its revenues and eventually achieve profitable operations. The consolidated financial statements incorporated by reference in this prospectus do not include any adjustments that might be necessary if InnovaQor is unable to continue as a going concern.

Risks Related to this Offering

Our common stock is subject to substantial dilution by conversions of convertible preferred stock into common stock.

The Company has outstanding convertible preferred stock. Conversions of the convertible preferred stock could result in substantial dilution of our common stock and a decline in its market price. In addition, the terms of the convertible preferred stock provide for conversion prices that vary based upon the price of our common stock and which may be below the market price at the time of conversion. These provisions may result in significant dilution of our common stock.

The following table presents the dilutive effect of our various potential common shares as of March 31, 2023:

March 31, 2023
Common shares outstanding	244,951,286
Dilutive potential shares:
Convertible preferred stock

Total dilutive potential common shares, including outstanding common stock

The sale of a substantial amount of our common stock, including resale of the shares of common stock issuable upon the conversion of the Series B-1 Preferred Stock held by the Selling Stockholder, in the public market could adversely affect the prevailing market price of our common stock.

Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our common stock, and the market value of our other securities.

A substantial number of shares of common stock are being offered by this prospectus, and we cannot predict if and when the Selling Stockholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional shares of common stock or other equity or debt securities convertible into common stock in connection with a financing, acquisition, litigation settlement, employee arrangement, or otherwise. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

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General Business and Industry Risks

An inability to retain our senior management team would be detrimental to the success of our business.

We rely heavily on our senior management team; our ability to retain them is particularly important to our future success. Given the highly specialized nature of our services (Healthcare, IT), the senior management team must have a thorough understanding of our product and service offerings as well as the skills and experience necessary to manage an organization consisting of a diverse group of professionals and external parties. In addition, we rely on our senior management team to generate and market our business successfully in a crowded, complex and legislatively bound marketplace. Further, our senior management’s personal reputations and relationships with our clients are a critical element in obtaining and maintaining client engagements. If one or more members of our senior management team leave and we cannot replace them with a suitable candidate quickly, we could experience difficulty in securing and successfully completing engagements and managing our business properly, which could harm our business prospects and results of operations.

Our inability to hire and retain talented people in an industry where there is great competition for talent could have a serious negative effect on our prospects and results of operations.

Our business involves the delivery of software products and professional services and is labor intensive. Our success depends largely on our general ability to attract, develop, motivate, and retain highly skilled professionals. Further, we must successfully maintain the right mix of professionals with relevant experience and skill sets as we grow, as we expand into new service offerings, and as the market evolves. The loss of a significant number of our professionals, the inability to attract, hire, develop, train, and retain additional skilled personnel, or the failure to maintain the right mix of professionals could have a serious negative effect on us, including our ability to manage, staff, and successfully complete our existing engagements and obtain new engagements. Qualified professionals are in great demand, and we face significant competition for both senior and junior professionals with the requisite credentials and experience. Our principal competition for talent comes from other software and consulting firms as well as from organizations seeking to staff their internal professional positions. Many of these competitors may be able to offer significantly greater compensation and benefits or more attractive lifestyle choices, career paths, or geographic locations than we do. Therefore, we may not be successful in attracting and retaining the skilled persons we require to conduct and expand our operations successfully. Increasing competition for these revenue-generating professionals may also significantly increase our labor costs, which could negatively affect our margins and results of operations.

Additional hiring, departures, business acquisitions and dispositions could disrupt our operations, increase our costs or otherwise harm our business.

Our business strategy is dependent in part upon our ability to grow by hiring individuals or groups of individuals and by acquiring complementary businesses. However, we may be unable to identify, hire, acquire, or successfully integrate new employees and acquired businesses without substantial expense, delay, or other operational or financial obstacles. From time to time, we will evaluate the total mix of products and services we provide and we may conclude that businesses may not achieve the results we previously expected. Competition for future hiring and acquisition opportunities in our markets could increase the compensation we offer to potential employees or the prices we pay for businesses we wish to acquire. In addition, we may be unable to achieve the financial, operational, and other benefits we anticipate from any hiring or acquisition, as well as any disposition, including those we have completed so far. New acquisitions could also negatively impact existing practices and cause current employees to depart. Hiring additional employees or acquiring businesses could also involve a number of additional risks, including:

●	the diversion of management’s time, attention, and resources from managing and marketing our Company;

●	the failure to retain key acquired personnel or existing personnel who may view the acquisition unfavorably;

●	the potential loss of clients of acquired businesses;

●	the need to compensate new employees while they wait for their restrictive covenants with other institutions to expire;

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●	the potential need to raise significant amounts of capital to finance a transaction or the potential issuance of equity securities that could be dilutive to our existing shareholders;

●	increased costs to improve, coordinate, or integrate managerial, operational, financial, and administrative systems;

●	the potential assumption of liabilities of an acquired business;

●	the inability to attain the expected synergies with an acquired business;

●	the usage of earn-outs based on the future performance of our business acquisitions may deter the acquired company from fully integrating into our existing business;

●	the perception of inequalities if different groups of employees are eligible for different benefits and incentives or are subject to different policies and programs; and

●	difficulties in integrating diverse backgrounds and experiences of consultants, including if we experience a transition period for newly hired consultants that results in a temporary drop in our utilization rates or margins.

Determining the fair value of a reporting unit requires us to make significant judgments, estimates, and assumptions. While we believe that the estimates and assumptions underlying our valuation methodology are reasonable, these estimates and assumptions could have a significant impact on whether or not a non-cash goodwill impairment charge is recognized and also the magnitude of any such charge. The results of an impairment analysis are as of a point in time. There is no assurance that the actual future earnings or cash flows of our reporting units will be consistent with our projections. We will monitor any changes to our assumptions and will evaluate goodwill as deemed warranted during future periods. Any significant decline in our operations could result in non-cash goodwill impairment charges.

Changes in capital markets, legal or regulatory requirements, and general economic or other factors beyond our control could reduce demand for our services, in which case our revenues and profitability could decline.

A number of factors outside of our control affect demand for our services. These include:

●	fluctuations in the U.S. economy;

●	the U.S. or global financial markets and the availability, costs, and terms of credit;

●	changes in laws and regulations; and

●	other economic factors and general business conditions.

We are not able to predict the positive or negative effects that future events or changes to the U.S. economy, financial markets, or regulatory and business environment could have on our operations.

Changes in U.S. tax laws could have a material adverse effect on our business, cash flow, results of operations and financial condition.

We are subject to income and other taxes in the U.S. at the state and federal level. Changes in applicable U.S. state or federal tax laws and regulations, or their interpretation and application, could materially affect our tax expense and profitability. The Company has not filed its federal tax returns for more than 10 years. The Company does not anticipate material adjustments of its tax liabilities when such returns are filed, but there is no guarantee that such filings will not have a material adverse effect.

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Acquisition of the HTS Group has presented and will continue to present management with new challenges that did not exist under the umbrella of its former parent.

Under the former parent, management had the support of an experienced financial team, HR support and support for SEC filings. This support system does not currently exist in the current company and new challenges are presenting themselves every day. The immature knowledge and experience in these areas are likely to take longer to complete actions and will take management’s attention away from the day to day operations where it is needed to improve revenues.

If we are unable to manage fluctuations in our business successfully, we may not be able to achieve profitability.

To successfully manage growth, we must periodically adjust and strengthen our operating, financial, accounting, and other systems, procedures, and controls, which could increase our costs and may adversely affect our gross profits and our ability to achieve profitability if we do not generate increased revenues to offset the costs. As a public company, our information and control systems must enable us to prepare accurate and timely financial information and other required disclosures. If we discover deficiencies in our existing information and control systems that impede our ability to satisfy our reporting requirements, we must successfully implement improvements to those systems in an efficient and timely manner.

The nature of our services and the general economic environment make it difficult to predict our future operating results. To achieve profitability, we must:

●	attract, integrate, retain, and motivate highly qualified professionals;

●	achieve and maintain adequate utilization and suitable billing rates for our revenue-generating professionals;

●	expand our existing relationships with our clients and identify new clients in need of our services;

●	successfully resell products/engagements and secure new client sales/engagements every year;

●	maintain and enhance our brand recognition; and

●	adapt quickly to meet changes in our markets, our business mix, the economic environment, the credit markets, and competitive developments.

Our financial results could suffer if we are unable to achieve or maintain adequate utilization and suitable billing rates for our products and services.

Our profitability depends to a large extent on the utilization and billing rates of our professionals. Utilization of our professionals is affected by a number of factors, including:

●	the number and size of client sales/engagements;

●	the timing of the commencement, completion and termination of engagements, which in many cases is unpredictable;

●	our ability to transition our consultants efficiently from completed engagements to new engagements;

●	the hiring of additional consultants because there is generally a transition period for new consultants that results in a temporary drop in our utilization rate;

●	unanticipated changes in the scope of client engagements;

●	our ability to forecast demand for our services and thereby maintain an appropriate level of consultants; and

●	conditions affecting the industries in which we practice as well as general economic conditions.

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The billing rates of our consultants that we are able to charge are also affected by a number of factors, including:

●	our clients’ perception of our ability to add value through our products/services;

●	the market demand for the products/services we provide;

●	an increase in the number of sales/engagements in the government sector, which are subject to federal contracting regulations;

●	introduction of new products/services by us or our competitors;

●	our competition and the pricing policies of our competitors; and

●	current economic conditions.

If we are unable to achieve and maintain adequate overall utilization as well as maintain or increase the billing rates for our consultants, our financial results could materially suffer. In addition, our consultants may need to perform services at the physical locations of our clients. If there are natural disasters, disruptions to travel and transportation or problems with communications systems, our ability to perform services for, and interact with, our clients at their physical locations may be negatively impacted which could have an adverse effect on our business and results of operations.

It is likely that our quarterly results of operations may fluctuate in the future as a result of certain factors, some of which may be outside of our control.

A key element of our strategy is to market our products and services directly to certain specific organizations, such as health systems and hospitals, and to increase the number of our products and services utilized by existing clients. The sales cycle for some of our products and services is often lengthy and may involve significant commitment of client personnel. As a consequence, the commencement date of a client engagement often cannot be accurately forecasted. Certain of our client contracts contain terms that result in revenue that is deferred and cannot be recognized until the occurrence of certain events. As a result, the period of time between contract signing and recognition of associated revenue may be lengthy, and we are not able to predict with certainty the period in which revenue will be recognized.

Certain of our contracts provide that some portion or all of our fees are at risk if our services do not result in the achievement of certain performance targets. To the extent that any revenue is contingent upon the achievement of a performance target, we only recognize revenue upon client confirmation that the performance targets have been achieved. If a client fails to provide such confirmation in a timely manner, our ability to recognize revenue will be delayed.

Fee discounts, pressure to not increase or even decrease our rates, and less advantageous contract terms could result in the loss of clients, lower revenues and operating income, higher costs, and less profitable engagements. More discounts or write-offs than we expect in any period would have a negative impact on our results of operations.

Other fluctuations in our quarterly results of operations may be due to a number of other factors, some of which are not within our control, including:

●	the timing and volume of client invoices processed and payments received, which may affect the fees payable to us under certain of our engagements;

●	client decisions regarding renewal or termination of their contracts;

●	the amount and timing of costs related to the development or acquisition of technologies or businesses; and

●	unforeseen legal expenses, including litigation and other settlement gains or losses.

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The profitability of our fixed-fee engagements with clients may not meet our expectations if we underestimate the cost of these engagements.

When making proposals for fixed-fee engagements, we estimate the costs and timing for completing the engagements. These estimates reflect our best judgment regarding the efficiencies of our methodologies and consultants as we plan to deploy them on engagements. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-fee engagements, including delays caused by factors outside our control, could make these contracts less profitable or unprofitable, which would have an adverse effect on our profit margin.

Our business is becoming increasingly dependent on information technology and will require additional investments in order to grow and meet the demands of our clients.

We depend on the use of sophisticated technologies and systems. Some of our services may become dependent on the use of software applications and systems that we do not own and could become unavailable. Moreover, our technology platforms will require continuing investments by us in order to expand existing service offerings and develop complementary services. Our future success depends on our ability to adapt our services and infrastructure while continuing to improve the performance, features, and reliability of our services in response to the evolving demands of the marketplace.

Adverse changes to our relationships with key third-party vendors, or in the business of our key third-party vendors, could unfavorably impact our business.

A portion of our services and solutions depends on technology or software provided by third-party vendors. Some of these third-party vendors refer potential clients to us, and others require that we obtain their permission prior to accessing their software. These third-party vendors could terminate their relationship with us without cause and with little or no notice, which could limit our service offerings and harm our financial condition and operating results. In addition, if a third-party vendor’s business changes or is reduced, that could adversely affect our business. Moreover, if third-party technology or software that is important to our business does not continue to be available or utilized within the marketplace, or if the services that we provide to clients are no longer relevant in the marketplace, our business may be unfavorably impacted.

We could experience system failures, service interruptions, or security breaches that could negatively impact our business.

Our organization is comprised of employees who work on matters throughout the United States. We may be subject to disruption to our operating systems from technology events that are beyond our control, including the possibility of failures at third-party data centers, disruptions to the Internet, natural disasters, power losses, and malicious attacks. In addition, despite the implementation of security measures, our infrastructure and operating systems, including the Internet and related systems, may be vulnerable to physical break-ins, hackers, improper employee or contractor access, computer viruses, programming errors, denial-of-service attacks, or other attacks by third parties seeking to disrupt operations or misappropriate information or similar physical or electronic breaches of security. While we have taken and are taking reasonable steps to prevent and mitigate the damage of such events, including implementation of system security measures, information backup, and disaster recovery processes, those steps may not be effective and there can be no assurance that any such steps can be effective against all possible risks. We will need to continue to invest in technology in order to achieve redundancies necessary to prevent service interruptions. Access to our systems as a result of a security breach, the failure of our systems, or the loss of data could result in legal claims or proceedings, liability, or regulatory penalties and disrupt operations, which could adversely affect our business and financial results.

Our reputation could be damaged and we could incur additional liabilities if we fail to protect client and employee data through our own accord or if our information systems are breached.

We rely on information technology systems to process, transmit, and store electronic information and to communicate among our locations and with our clients, partners, and employees. The breadth and complexity of this infrastructure increases the potential risk of security breaches which could lead to potential unauthorized disclosure of confidential information.

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In providing services to clients, we may manage, utilize, and store sensitive or confidential client or employee data, including personal data and protected health information. As a result, we are subject to numerous laws and regulations designed to protect this information, such as the U.S. federal and state laws governing the protection of health or other personally identifiable information, including the Health Insurance Portability and Accountability Act (HIPAA). In addition, many states, and U.S. federal governmental authorities have adopted, proposed or are considering adopting or proposing, additional data security and/or data privacy statutes or regulations. Continued governmental focus on data security and privacy may lead to additional legislative and regulatory action, which could increase the complexity of doing business. The increased emphasis on information security and the requirements to comply with applicable U.S. data security and privacy laws and regulations may increase our costs of doing business and negatively impact our results of operations.

These laws and regulations are increasing in complexity and number. If any person, including any of our employees, negligently disregards or intentionally breaches our established controls with respect to client or employee data, or otherwise mismanages or misappropriates that data, we could be subject to significant monetary damages, regulatory enforcement actions, fines, and/or criminal prosecution.

In addition, unauthorized disclosure of sensitive or confidential client or employee data, whether through systems failure, employee negligence, fraud, or misappropriation, could damage our reputation and cause us to lose clients and their related revenue in the future.

Changes in capital markets, legal or regulatory requirements, general economic conditions and monetary or geo-political disruptions, as well as other factors beyond our control, could reduce demand for our practice offerings or services, in which case our revenues and profitability could decline.

Different factors outside of our control could affect demand for our practices and our services. These include:

●	fluctuations in the U.S. economy, including economic recessions and the strength and rate of any general economic recoveries;

●	the U.S. financial markets and the availability, costs and terms of credit and credit modifications;

●	business and management crises, including the occurrence of alleged fraudulent or illegal activities and practices;

●	new and complex laws and regulations, repeals of existing laws and regulations or changes of enforcement of laws, rules and regulations;

●	other economic, geographic or political factors; and

●	general business conditions.

We are not able to predict the positive or negative effects that future events or changes to the U.S. economy will have on our business. Fluctuations, changes and disruptions in financial, credit, mergers and acquisitions and other markets, political instability and general business factors could impact various operations and could affect such operations differently. Changes to factors described above, as well as other events, including by way of example, contractions of regional economies, monetary systems, banking, real estate and retail or other industries; debt or credit difficulties or defaults by businesses; new, repeals of or changes to laws and regulations, including changes to the bankruptcy and competition laws of the U.S.; tort reform; banking reform; a decline in the implementation or adoption of new laws or regulations, or in government enforcement, litigation or monetary damages or remedies that are sought; or political instability may have adverse effects on our business.

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Our revenues, operating income and cash flows are likely to fluctuate.

We expect to experience fluctuations in our revenues and cost structure and the resulting operating income and cash flows. We may experience fluctuations in our annual and quarterly financial results, including revenues, operating income and earnings per share, for reasons that include (i) the types and complexity, number, size, timing and duration of client engagements; (ii) the timing of revenue recognition under accounting principles generally accepted in the United States of America (“U.S. GAAP”); (iii) the utilization of revenue-generating professionals, including the ability to adjust staffing levels up or down to accommodate our business and prospects; (iv) the time it takes before a new hire becomes profitable; (v) the geographic locations of our clients or the locations where services are rendered; (vi) billing rates and fee arrangements, including the opportunity and ability to successfully reach milestones and complete projects, and collect for them; (vii) the length of billing and collection cycles and changes in amounts that may become uncollectible; (viii) changes in the frequency and complexity of government regulatory and enforcement activities; and (ix) economic factors beyond our control.

We may also experience fluctuations in our operating income and related cash flows because of increases in employee compensation, including changes to our incentive compensation structure and the timing of incentive payments. Also, the timing of investments or acquisitions and the cost of integrating them may cause fluctuations in our financial results, including operating income and cash flows. This volatility may make it difficult to forecast our future results with precision and to assess accurately whether increases or decreases in any one or more quarters are likely to cause annual results to exceed or fall short of expectations.

If we do not effectively manage the utilization of our professionals or billable rates, our financial results could decline.

Our failure to manage the utilization of our professionals who bill on an hourly basis, or maintain or increase the hourly rates we charge our clients for our services, could result in adverse consequences, such as non- or lower-revenue-generating professionals, increased employee turnover, fixed compensation expenses in periods of declining revenues, the inability to appropriately staff engagements (including adding or reducing staff during periods of increased or decreased demand for our services), or special charges associated with reductions in staff or operations. Reductions in workforce or increases of billable rates will not necessarily lead to savings. In such events, our financial results may decline or be adversely impacted. A number of factors affect the utilization of our professionals. Some of these factors we cannot predict with certainty, including general economic and financial market conditions; the complexity, number, type, size and timing of client engagements; the level of demand for our services; appropriate professional staffing levels, in light of changing client demands and market conditions; and competition and acquisitions. In addition, any expansion into or within locations where we are not well-known or where demand for our services is not well-developed could also contribute to low or lower utilization rates.

InnovaQor may enter into engagements which involve non-time and material arrangements, such as fixed fees and time and materials with caps. Failure to effectively manage professional hours and other aspects of alternative fee engagements may result in the costs of providing such services exceeding the fees collected by InnovaQor. Failure to successfully complete or reach milestones with respect to contingent fee or success fee assignments may also lead to lower revenues or the costs of providing services under those types of arrangements may exceed the fees collected by InnovaQor.

We may receive requests to discount our fees or to negotiate lower rates for our services and to agree to contract terms relative to the scope of services and other terms that may limit the size of an engagement or our ability to pass through costs. We will consider these requests on a case-by-case basis. In addition, our clients and prospective clients may not accept rate increases that we put into effect or plan to implement in the future. Fee discounts, pressure not to increase or even decrease our rates, and less advantageous contract terms could result in the loss of clients, lower revenues and operating income, higher costs and less profitable engagements. More discounts or write-offs than we expect in any period would have a negative impact on our results of operations. There is no assurance that significant client engagements will be renewed or replaced in a timely manner or at all, or that they will generate the same volume of work or revenues, or be as profitable as past engagements.

Our Company faces certain risks, including (i) industry consolidation and a heightened competitive environment, (ii) downward pricing pressure, (iii) technology changes and obsolescence, (iv) failure to protect client information against cyber-attacks and (v) failure to protect IP, which individually or together could cause the financial results and prospects of the Company to decline.

Our Company is facing significant competition from other consulting and/or software providers. There continues to be significant consolidation of companies providing products and services similar to those offered by our Company, which may provide competitors access to greater financial and other resources than those of InnovaQor. This industry is subject to significant and rapid innovation. Larger competitors may be able to invest more in research and development, react more quickly to new regulatory or legal requirements and other changes, or innovate more quickly and efficiently. Our Medical Mime and ClinLab software have been facing significant competition from competing software products.

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The software and products of our Company are subject to rapid technological innovation. There is no assurance that we will successfully develop new versions of our Medical Mime and ClinLab software or other products. Our software may not keep pace with necessary changes and innovation. There is no assurance that new, innovative or improved software or products will be developed, compete effectively with the software and technology developed and offered by competitors, be price competitive with other companies providing similar software or products, or be accepted by our clients or the marketplace. If InnovaQor is unable to develop and offer competitive software and products or is otherwise unable to capitalize on market opportunities, the impact could adversely affect our operating margins and financial results.

Our reputation for providing secure information storage and maintaining the confidentiality of proprietary, confidential and trade secret information is critical to the success of our Company, which hosts client information as a service. We may face cyber-based attacks and attempts by hackers and similar unauthorized users to gain access to or corrupt our information technology systems. Such attacks could disrupt our business operations, cause us to incur unanticipated losses or expenses, and result in unauthorized disclosures of confidential or proprietary information. Although we seek to prevent, detect and investigate these network security incidents, and have taken steps to mitigate the likelihood of network security breaches, there can be no assurance that attacks by unauthorized users will not be attempted in the future or that our security measures will be effective.

We rely on a combination of copyrights, trademarks, trade secrets, confidentiality and other contractual provisions to protect our assets. Our software and related documentation will be protected principally under trade secret and copyright laws, which afford only limited protection, and the laws of some foreign jurisdictions provide less protection for our proprietary rights than the laws of the U.S. Unauthorized use and misuse of our IP by employees or third parties could have a material adverse effect on our business, financial condition and results of operations. The available legal remedies for unauthorized or misuse of our IP may not adequately compensate us for the damages caused by unauthorized use.

If we (i) fail to compete effectively, including by offering our software and services at a competitive price, (ii) are unable to keep pace with industry innovation and user requirements, (iii) are unable to replace clients or revenues as engagements end or are canceled or the scope of engagements are curtailed, or (iv) are unable to protect our clients’ or our own IP and proprietary information, the financial results of InnovaQor would be adversely affected. There is no assurance that we can replace clients or the revenues from engagements, eliminate the costs associated with those engagements, find other engagements to utilize our professionals, develop competitive products or services that will be accepted or preferred by users, offer our products and services at competitive prices, or continue to maintain the confidentiality of our IP and the information of our clients.

We may not manage our growth effectively, and our profitability may suffer.

Periods of expansion may strain our management team, or human resources and information systems. To manage growth successfully, we may need to add qualified managers and employees and periodically update our operating, financial and other systems, as well as our internal procedures and controls. We also must effectively motivate, train and manage a larger professional staff. If we fail to add or retain qualified managers, employees and contractors when needed, estimate costs, or manage our growth effectively, our business, financial results and financial condition may suffer.

We cannot assure that we can successfully manage growth through acquisitions and the integration of the companies and assets we acquire or that they will result in the financial, operational and other benefits that we anticipate. Some acquisitions may not be immediately accretive to earnings, and some expansion may result in significant expenditures.

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In periods of declining growth, underutilized employees and contractors may result in expenses and costs being a greater percentage of revenues. In such situations, we will have to weigh the benefits of decreasing our workforce or limiting our service offerings and saving costs against the detriment that InnovaQor could experience from losing valued professionals and their industry expertise and clients.

We currently do not have sufficient cash to fully implement our business plan.

We have experienced a lack of adequate capital resources causing us to be unable to fully implement our full business plan. We believe that we need to raise or otherwise obtain additional financing beyond our current cash position in order to satisfy our existing obligations and fully implement our business plan. We do not expect to have positive cash flow during 2023 or longer. If we are not successful in obtaining additional financing, we will not be able to fully implement our business plan and we may not be able to continue our operations.

We may not secure the capital required to develop our business.

Our business is dependent on securing additional capital. If we fail to secure the required capital our business will fail.

Reliance on related party.

We rely heavily on Rennova, the former owner of our subsidiaries, for our current revenues and for the provision of loans necessary for us to operate our business until we secure our own capital. A loss of the contracts for service with Rennova or a loss of financial support would have a material adverse effect on our operations and business.

Our business plan is not based on independent market studies.

We have not commissioned any independent market studies concerning our business plans. Rather, our plans for implementing our business strategy and achieving profitability are based on the experience, judgment and assumptions of our management. If these assumptions prove to be incorrect, we may not be successful in our business operations.

Our Board of Directors may change our policies without shareholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegate such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operation.

Risks Related to Our Organization and Structure

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary.

Our Company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries are separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our Company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our Company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

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Risks Related to Our Common Stock

We may seek capital that may result in shareholder dilution or that may have rights senior to those of our common stock.

From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could \negatively affect the market price of our common stock or cause our shareholders to experience dilution.

Our stock is considered a “penny stock,” and is therefore considered risky.

OTC Pink Sheet stocks, and especially those being offered for less than $5.00 per share, are often known as “penny stocks” and are subject to regulations which mandate the dispersion of certain disclosures to potential investors prior to any investor’s purchase of any penny stocks. Penny stocks are low-priced securities with low trading volume. Consequently, the price of the stock is often volatile and investors may be unable to buy or sell the stock when you desire. The SEC extensively monitors “penny stocks,” and such regulations are enumerated in Exchange Act Section 15(h) and Exchange Act Rules 3a51-1 and 15g-1 through 15g-100. With certain exceptions, brokers selling our stock must adhere to the SEC’s “penny stock” regulations, which requirements include, but are not limited to, the following:

●	Brokers must provide you with a risk disclosure document relating to the penny stock market.

●	Brokers must disclose price quotations and other information relating to the penny stock market.

●	Brokers must disclose any compensation they receive from the sale of our stock.

●	Brokers must provide a disclosure of any compensation paid to any associated persons in connection with transactions relating to our stock.

●	Brokers must provide you with quarterly account statements.

●	Brokers may not sell any of our stock that is held in escrow or trust accounts.

●	Prior to selling our stock, brokers must approve your account for buying and selling penny stocks.

●	Brokers must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These additional sales practices and the disclosure requirements could impede the sale of our securities. In addition, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend their customers buy our common stock, which may have the effect of reducing the trading activity in our common stock. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock, thereby potentially reducing the liquidity of our common stock.

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As an issuer of penny stock, the protection provided by the federal securities laws relating to forward-looking statements does not apply to us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection, in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

We have no plans to pay dividends on our Common Stock.

We have not previously paid any cash dividends, nor have we determined to pay dividends on any share of preferred stock or shares of Common Stock. There can be no assurance that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance that the Board of Directors will declare dividends even if profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors.

If we issue additional shares in the future, it will result in the dilution of our existing shareholders.

InnovaQor has authorized 2,000,000,000 shares of $0.0001 par value Common Stock of which 244,953,286 were issued and outstanding as of each of March 31, 2023 and December 31, 2022. These shares have one vote per share. The issuance of any such shares may result in a reduction of the book value and the market price of our outstanding shares of our common stock. The Company’s authorized shares of Common Stock was increased from 325,000,000 to 2,000,000,000 shares on June 29, 2023.

Our common stock is subject to conversion of other securities into common stock.

The Company has outstanding convertible preferred stock. Conversions of the convertible preferred stock could result in substantial dilution of our common stock and a decline in its market price. Our Board of Directors, upon the approval of the shareholders, may seek again to change the number of authorized shares in the future, may seek to adjust the number of shares issued, and may choose to issue shares to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares may result in a reduction of market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will cause a reduction in the proportionate ownership of current shareholders.

Voting power is highly concentrated in holders of our Series A-1 Preferred Stock.

InnovaQor has authorized 1,000 shares of $0.0001 par value (stated value $10) Series A-1 Supermajority Voting Preferred Stock of which 1,000 were issued and outstanding as of March 31, 2023 and December 31, 2022. So long as one share of Series A-1 Preferred Stock is outstanding, the outstanding shares of the Series A-1 Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes of all classes of shares entitled to be voted at any stockholder meeting or action by written consent. These shares have no rights to receive dividends and liquidation rights are equal to the stated value per share. Such concentrated control of InnovaQor may adversely affect the price of our common stock. Epizon Limited will be able to exercise control over all matters submitted for stockholder approval. A stockholder that acquires common stock will not have an effective voice in the management of InnovaQor. Seamus Lagan is the managing director of Epizon Limited.

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We are a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our Common Stock less attractive to investors.

We are a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including “emerging growth companies” such as, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Our status as a smaller reporting company is determined on an annual basis. We cannot predict if investors will find our Common Stock less attractive or our Company less comparable to certain other public companies because we will rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future financial results may not be as comparable to the financial results of certain other companies in our industry that adopted such standards. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

The requirements of being a reporting public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.

As a reporting public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources, particularly after we are no longer a “smaller reporting company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a “smaller reporting company,” we receive certain reporting exemptions under the Sarbanes-Oxley Act.

Changing laws, regulations and standards relating to corporate governance and public disclosure create uncertainty for public companies, increase legal and financial compliance costs and increase time expenditures for internal personnel. These laws, regulations and standards are subject to interpretation, in many cases due to their lack of specificity, and their application in practice may evolve over time as regulators and governing bodies provide new guidance. These changes may result in continued uncertainty regarding compliance matters and may necessitate higher costs due to ongoing revisions to filings, disclosures and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate regulatory or legal proceedings against us and our business may be adversely affected.

As a public company under these rules and regulations, we expect that it may make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage, incur substantially higher costs to obtain coverage or determine not to obtain such coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, and could also make it more difficult to attract qualified executive officers.

Our stock price may be volatile, which may result in losses to our shareholders.

The stock markets have experienced and may experience significant price and trading volume fluctuations, and the market prices of companies quoted on the Pink Tier of the OTC Marketplace, which is where our stock is currently quoted, have experienced sharp share price and trading volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many factors both in and outside of our control, and include but are not limited to the following:

●	variations in our operating results;

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●	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

●	changes in operating and stock price performance of other companies in our industry;

●	additions or departures of key personnel; and

●	future sales of our common stock.

Stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock.

Volatility in the price of our common stock may subject us to securities litigation.

The market for our common stock may be characterized by significant price volatility as compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our common stock may become thinly traded and you may be unable to sell at or near ask prices, or at all.

We cannot predict the extent to which an active public market for trading our common stock will be sustained. The trading volume of our common stock may be sporadically or “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at certain given time may be relatively small or non-existent.

This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stockbrokers, institutional investors and others in the investment community who generate or influence sales volume. Even if we came to the attention of such persons, those persons may be reluctant to follow, purchase, or recommend the purchase of shares of an unproven company such as ours until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained.

The market price for our common stock may become volatile given our status as a relatively small company, which could lead to wide fluctuations in our share price. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include but are not limited to: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and those documents incorporated by reference in this prospectus contain forward-looking statements. Statements contained in this prospectus that refer to the Company’s estimated or anticipated future results are forward-looking statements that reflect current perspectives of existing trends and information as of the date of this prospectus. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include statements about the Company’s plans, objectives, expectations and intentions. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Actual results may differ materially from the Company’s current expectations depending upon a number of factors affecting the Company’s business. These risks and uncertainties include those set forth under “Risk Factors” beginning on page 2, as well as, among others, business effects, including the effects of industry, economic or political conditions outside of the Company’s control; the inherent uncertainty associated with financial projections; the anticipated size of the markets and continued demand for the Company’s products and services; the impact of competitive services, products and pricing; and access to available financing on a timely basis and on reasonable terms. We caution you that the foregoing list of important factors that may affect future results is not exhaustive.

When relying on forward-looking statements to make decisions with respect to the Company, investors and others should carefully consider the foregoing factors and other uncertainties and potential events and read the Company’s filings with the SEC for a discussion of these and other risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statement, except as may be required by law. The Company qualifies all forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will incur all costs associated with this registration statement and prospectus, which we anticipate to be approximately $_____. We will not receive any proceeds from the sale of our common stock covered hereby by the Selling Stockholder. The shares of common stock to be sold in this offering have not yet been issued and will only be issued upon conversion of the shares of the Series B-1 Preferred Stock.

MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is not listed on any stock exchange and is quoted on the OTC Pink Market under the symbol “INQR”. Because our Common Stock is not listed on a securities exchange and its quotation on the OTC Pink is limited and sporadic, there is currently no established public trading market for our Common Stock. The following table sets forth the high and low closing sales prices per share of our Common Stock as reported for the periods indicated. Such quotations represent inter-dealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions. On July __, 2023, the closing price for our Common Stock as reported on the OTC Pink was $[●] per share.

Quarter Ended	High	Low
March 31, 2020	$0.0025	$0.0013
June 30, 2020	$0.0022	$0.0010
September 30, 2020	$0.0036	$0.0018
December 31, 2020	$0.0027	$0.0012
March 31, 2021	$0.0064	$0.0016
June 30, 2021	$0.0308	$0.0027
September 30, 2021	$0.0162	$0.0088
December 31, 2021	$0.0126	$0.0049
March 31, 2022	$0.0065	$0.0029
June 30, 2022	$0.0069	$0.0027
September 30, 2022	$0.0085	$0.0023
December 31, 2022	$0.0080	$0.0030
March 31, 2023	$0.0077	$0.0040
June 30, 2023	$0.0073	$0.0030
September 30, 2023 (through ___, 2023)

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As of _________ __, 2023, there were approximately [●] shareholders of record of our common stock, which excludes shareholders whose shares were held in nominee or street name by brokers.

The transfer agent for our Common Stock is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Heights, New Jersey 07716. Their telephone number is (732) 872-2727.

Dividend Policy

We have never paid cash dividends on our Common Stock and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our Board of Directors and will depend on a number of factors, including our financial condition and performance, our cash needs, income tax consequences and any restrictions that applicable laws, our preferred stock and any future credit or other agreements may then impose.

Dividends on our Series B-1 Preferred Stock and Series C-1 Preferred Stock are only payable when and if declared by our Board of Directors. Dividends are payable on the Series D Preferred Stock based on the monthly gross sales collected by the Company or any subsidiary on a consolidated basis. See “Description of Capital Stock – Preferred Stock – Preferred Stock Series D”.

Penny Stock

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00. Excluded from the penny stock designation are securities registered on certain national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in such securities is provided by the exchange/system or sold to established customers or accredited investors.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction, and the monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our Common Stock has become subject to the penny stock rules, investors may find it more difficult to sell their shares.

Equity Compensation Plans

The Company currently has no compensation plans under which the Company’s equity securities are authorized for issuance.

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BUSINESS

Overview

The Company provides information technology solutions and services to healthcare and laboratory customers in the United States. Our goal is to develop and deliver a technology-based communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services. The Company, through an acquisition that closed on June 25, 2021, has a number of fully developed products and services which it offers through three operating wholly-owned subsidiaries that provide medical support services primarily to clinical laboratories, corporate operations, rural hospitals, physician practices and behavioral health/substance abuse centers.

The Company has the following operating wholly-owned subsidiaries, which it purchased on June 25, 2021: Health Technology Solutions, Inc., Medical Mime, Inc., and ClinLab, Inc. These subsidiaries provided products and services to 25 and 36 customers in the United States and generated $343,440 and $468,883 (including $191,517 and $237,551 from a related party) in net revenues during the years ended December 31, 2022 and 2021, respectively. Net revenues amounted to $175,915 and $95,893 (including $84,703 and $53,555 from a related party) for the three months ended March 31, 2023 and 2022.

Health Technology Solutions, Inc. (“HTS”): HTS provides virtual chief information officer (vCIO), IT managed services and data analytics dashboards to our subsidiaries and outside medical service providers. HTS operates from the corporate offices in West Palm Beach, Florida.

Medical Mime, Inc. (“Mime”): Mime was formed on May 9, 2014. It specializes in electronic health records (EHR) software and subscription services for the behavioral health and rehabilitation market segments. It currently serves 10 behavioral health/substance abuse facilities.

ClinLab, Inc. (“ClinLab”): ClinLab develops and markets laboratory information management systems to mid-size clinical laboratories. It currently services eight clinical laboratories across the country.

As part of the acquisition the Company also acquired three inactive entities, Advanced Molecular Services Group, Inc. (“AMSG”), CollabRx, Inc. (“CollabRx”) and Genomas, Inc. (“Genomas”). AMSG owns CollabRx, and Genomas.

Genomas operated a diagnostics lab until December 31, 2019, and was focused solely on the pharmacogenomics technology and platform, MedTuning, to interpret diagnostics outcomes and translate these outcomes into easily usable information to indicate the effectiveness of medications for a patient. This solution would require minimum effort to be back in operation. CollabRx owns a technology platform and database for interpreting diagnostics outcomes from cancer patients that could match the result to known treatments and or clinical trials. This solution has been dormant for a number of years and to be viable in the marketplace will require updates to the technology and the database.

Each of the subsidiaries is wholly owned by the Company and complements each other, allowing for cross selling of products and services. The Company believes the current solutions will become an added value option to a technology-based communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services the Company plans to develop.

The Company has initiated a new project in the second quarter of 2023 to develop its planned technology-based communication platform for the healthcare sector and is working with a Canadian-based development company to create a minimum viable product (MVP) to demonstrate the peer-to-peer communication capabilities. The Company will launch this new platform under the name Curallo.

Company History

The Company was originally incorporated in the State of Nevada on September 7, 1999, under the name Ancona Mining Corporation.

The Company’s name was changed to VisualMED Clinical Solutions Corporation on November 30, 2004, from Ancona Mining Corporation.

The Company’s name was changed to InnovaQor, Inc. on September 8, 2021, from VisualMED Clinical Solutions Corporation.

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VisualMED was a medical information company that used technology to assist physicians and nurses streamline the mass of patient information in a coherent and usable manner. Its clinical information systems were designed for use in hospitals, healthcare delivery organizations and regional and national healthcare authorities. In response to changes in the marketplace, the Company then sought to take its applications originally created for clinicians and make them available to patients and individuals concerned about their health. As part of this process the Company partnered with various consultants to consider the medical applications, develop a marketing strategy and investigate how best to transition its existing applications to upgraded versions, including integrating artificial intelligence for data assessment and outcomes. With the onset of the COVID-19 pandemic, however, it became apparent that this business opportunity would require more capital, management capability and time than what was available to the Company.

In late 2020, the majority of shareholders and the Board of Directors charged management of VisualMED to find a new business opportunity for the Company that would allow it to leverage its healthcare, software and IT experience. At the beginning of 2021, the Company initiated measures that would facilitate a new opportunity for the Company. Subsequently, in May 2021, then CEO Gerard Dab entered into an agreement with and engaged the services of Epizon Limited (“Epizon”), a Nassau, Bahamas, based management consulting company specializing in the provision of management services to secure financing and opportunities for growth. Seamus Lagan, the Chief Executive Officer of Rennova Health, Inc. (“Rennova”), the company we ultimately completed a transaction with, is also the managing director of Epizon.

The objective of the agreement with Epizon was to help VisualMED find a new opportunity in its core healthcare technology business. The Company needed to find and develop new products that would be more relevant for a changing healthcare marketplace. Epizon was engaged to assist VisualMED with its capital structure, and to look for new business opportunities and/or acquisitions that could result in improved shareholder value. The terms of the agreement with Epizon called for the transfer to Epizon of 1,000 shares of Series A-1 Supermajority Voting Preferred Stock (the “Series A-1 Preferred Stock”), with a stated value of $10.00 each, personally owned by Gerard Dab, on the successful completion of a transaction as defined in the agreement. It was determined that an agreement with Rennova was the most viable opportunity available to VisualMED. The conditions of the Epizon agreement were met and the transfer of shares of Series A-1 Preferred Stock was completed. This transfer resulted in a change of voting control of VisualMED, as the Series A-1 Preferred Stock, in the aggregate, has the right to the number of votes equal to 51% of the votes entitled to be cast at a meeting or to vote by written consent. As the owner of the Series A-1 Preferred Stock, Epizon will be able to exercise control over all matters submitted for stockholder approval.

In May 2021, VisualMED entered into an acquisition agreement with Rennova to acquire certain subsidiaries owned by Rennova. This has been accounted for as a reverse acquisition in the financial statements incorporated by reference in this prospectus.

On June 25, 2021, VisualMED closed the acquisition agreement with Rennova. These subsidiaries are Health Technology Solutions, Inc., Medical Mime, Inc., ClinLab, Inc., Advanced Molecular Services Group, Inc., Genomas, Inc. and CollabRx, Inc., and combined are referred to herein as HTS and AMSG (the “HTS Group”).

Products offered by the acquired entities include vCIO services, IT managed services, healthcare finance and operational business intelligence analytics dashboards, an EHR (electronic health records software), an LIS (laboratory information system), and a lab ordering and reporting software. The CollabRx and Genomas subsidiaries provided actionable data analytics and reporting for oncologists to enhance cancer diagnoses and treatment and PhyzioType Systems for DNA-guided management and prescription of drugs, respectively. These subsidiaries are not currently operating.

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The Company operates its subsidiaries under the following structure:

In consideration for the shares of HTS and AMSG and the elimination of inter-company debt between Rennova and HTS and AMSG, the Company issued 14,000 shares of its Series B-1 Convertible Redeemable Preferred Stock (the “Series B-1 Preferred Stock”) to Rennova. The number of shares of Series B-1 Preferred Stock was subject to a post-closing adjustment which resulted in 950 additional shares of Series B-1 Preferred Stock due Rennova which were issued in September 2021. Each share of Series B-1 Preferred Stock has a stated value of $1,000 and is convertible into that number of shares of the Company’s common stock equal to the product of the stated value divided by 90% of the average closing price of the common stock during the 10 trading days immediately prior to the conversion date. Conversion of the Series B-1 Preferred Stock, however, is subject to the limitation that no conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series B-1 Preferred Stock) in the common stock of the Company would exceed 4.99%. The shares of Series B-1 Preferred Stock may be redeemed by the Company upon payment of the stated value of the shares plus any accrued declared and unpaid dividends. In addition, prior to the acquisition the Company’s former CEO, Gerard Dab, forgave $300,000 owed to him by the Company in exchange for the issuance of 1,000 shares of Series A-1 Preferred Stock. These shares of Series A-1 Preferred Stock were subsequently transferred to Epizon. Mr. Dab also forgave another $200,000 owed to him from the Company in exchange for 200 shares of Series C-1 Convertible Redeemable Preferred Stock (the “Series C-1 Preferred Stock”) with each share having a stated value of $1,000 and convertible into that number of shares of common stock equal to the product of the stated value divided by 90% of the average closing price of the common stock during the 10 trading days immediately prior to the conversion date. Conversion of the Series C-1 Preferred Stock is also subject to a similar 4.99% beneficial ownership limitation. Shares of the Series B-1 Preferred Stock and Series C-1 Preferred Stock were not convertible prior to the first anniversary of their issuance without the consent of the holders of a majority of the then outstanding shares, if any, of the Series A-1 Preferred Stock. Because these shares of Series B-1 Preferred Stock and Series C-1 Preferred Stock are convertible, at the option of the holder, into a variable number of common shares based solely on a fixed dollar amount (stated value) known at issuance of the shares, they have been recorded as a long-time liability at the date of issuance in accordance with ASC 480, Distinguishing Liabilities from Equity.

The following table represents the Company’s issued shares at March 31, 2023:

Common Shares	244,953,286
Series A-1 Preference Shares	1,000
Series B-1 Preference Shares	14,950
Series C-1 Preference Shares	225

On May 12, 2023, the Company issued 300 shares of a newly-authorized Series D Non-Convertible Preferred Stock. See “Description of Capital Stock”.

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Subsidiaries

The Company has three operating wholly-owned subsidiaries that provide medical support services primarily to clinical laboratories, corporate operations, rural hospitals, physician practices and behavioral health/substance abuse centers.

Health Technology Solutions, Inc. (“HTS”): HTS provides vCIO, IT managed services and data analytics dashboards to our subsidiaries and outside medical service providers. HTS operates from the corporate offices in West Palm Beach, Florida.

Medical Mime, Inc. (“Mime”): Mime was formed on May 9, 2014. It specializes in electronic health records (EHR) software and subscription services for the behavioral health and rehabilitation market segments. It currently serves 10 behavioral health/substance abuse facilities.

ClinLab, Inc. (“ClinLab”): ClinLab develops and markets laboratory information management systems to mid-size clinical laboratories. It currently services eight clinical laboratories across the country.

AMSG owns CollabRx, Inc. (“CollabRx”) and Genomas, Inc. (“Genomas”), each of which is an inactive operation. Genomas operated a diagnostics lab until December 31, 2019, and was focused solely on the pharmacogenomics technology and platform, MedTuning, to interpret diagnostics outcomes and translate these outcomes into easily usable information to indicate the effectiveness of medications for a patient. This solution would require minimum effort to be back in operation. CollabRx owns a technology platform and database for interpreting diagnostics outcomes from cancer patients that could match the result to known treatments and or clinical trials. This solution has been dormant for a number of years and to be viable in the marketplace will require updates to the technology and the database.

Each of the subsidiaries is wholly owned by the Company and complements each other, allowing for cross selling of products and services. The Company believes the current solutions will become an added value option to a technology-based communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services the Company plans to develop.

The Company has initiated a new project in the second quarter of 2023 to develop its planned technology-based communication platform for the healthcare sector and is working with a Canadian-based development company to create a minimum viable product (MVP) to demonstrate the peer-to-peer communication capabilities. The Company will launch this new platform under the name Curallo.

Company Information

The address of our principal executive offices is 400 S. Australian Avenue, Suite 800, West Palm Beach, Florida 33401 and our telephone number at that location is (561) 421-1900.

Our website is www.innovaqor.com. The information contained on, or that may be obtained from, our website is not a part of this registration statement. We have included our website address herein solely as an inactive textual reference.

Terms of the acquisition

Background

On June 25, 2021, the Company completed the acquisition agreement with Rennova, and acquired 100% ownership of certain subsidiaries of Rennova. The acquired businesses are now the main business of the Company.

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Reasons for the Acquisition

The previous business model of the Company had not generated revenue for over five years. The Board of Directors and majority shareholders had determined the Company should pursue other opportunities for acquisition of technology and services that were similar in nature to the existing business of the Company. The Company had limited resources of cash and management and believed that an acquisition that could be completed without cash and that had its own management team would provide the best opportunity for a successful closing. The Company believes that the acquired assets and new management team create a new opportunity for the Company in a sector in which the Company’s solutions and services are in demand and should generate profitable revenue. The Company believes the acquisition brings the following benefits for shareholders:

●	Enhanced strategic and management focus – The acquisition provides the Company with a well-established and accomplished management team to more effectively pursue its distinct operating priorities and strategies and enable the management to quickly and efficiently make decisions and concentrate efforts on the unique needs of each business and pursue opportunities for long-term growth and profitability. In this way, the Company’s management will be able to focus exclusively on its IT products and services business and productize its services to third parties.

●	Direct access to capital markets – The acquisition provides the Company with a variety of existing product lines, some already generating revenue. These constitute a firm basis for supporting the Company’s business expansion. This should also mean that the Company will achieve better access to the capital markets to support a credible expansion plan.

●	Alignment of incentives with performance objectives – The acquisition will facilitate incentive compensation arrangements for employees more directly tied to the performance of the business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

The Company cannot assure you that, as a result of the acquisition, any of the benefits described above or otherwise will be realized to the extent anticipated or at all and would highlight that the acquisition adds increased risk to the Company with the following;

●	Increased costs – the Company assumed increased costs related to the business operations and development plan and saw an immediate increase in legal and accounting costs associated with the acquisition and the Company’s plans to become fully reporting and compliant with the SEC reporting requirements. If the Company fails to raise additional capital it may fail to deliver its business plan.

●	The Company may experience disruptions to the business of the acquired entities as a result of the acquisition. The acquired entities had enjoyed revenue and financial assistance from related parties under its previous structure. There is no guarantee that these revenues can be retained and the acquired entities will no longer be able to rely on the support and services received prior to acquisition.

●	One-time costs of the acquisition may be significant. The Company incurred costs in connection with the acquisition that included accounting, tax, legal and other professional services costs, recruiting, and relocation costs associated with hiring or reassigning personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems.

●	Inability to realize anticipated benefits of the acquisition – the Company may not achieve the anticipated benefits of the acquisition for a variety of reasons, including, among others: following the acquisition, the Company may be more susceptible to market fluctuations and other adverse events.

The prior Board of Directors concluded that the potential benefits of the acquisition outweighed the risks and concluded that it was in the best interest of the Company and its shareholders to complete the acquisition as described.

Business

InnovaQor has expertise in the areas of IT involving the design, development, creation, use and maintenance of information systems for the healthcare industry. These applications and systems will continue to improve patient care, lower costs, increase efficiency, reduce errors and improve patient outcomes. In addition, these applications and systems will accelerate and maximize reimbursements for healthcare providers.

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InnovaQor also recognizes the future in interoperability (sharing data between multiple various health IT systems), telemedicine (the ability to access and interact with health data and practitioners/patients via mobile devices) and the increasing use of blockchain technologies to protect access to medical records.

We intend to develop, acquire or license and offer a medical professional’s network communication platform that includes talent search and a telehealth solution through corporate partnerships in the emerging health technology sector.

Existing products offered by the Company’s subsidiaries are as follows:

“M2Select” is a custom built, cloud based, electronic health record which meets the needs of substance abuse treatment and behavioral health providers. M2Select’s specialized clinical workflow provides intuitive prompts for symptoms and enables you to quickly select problems and create master treatment plans with goals, objectives, and interventions. M2Select provides best-in-class patient lifecycle management for Behavioral Health/Substance Abuse (BH/SA) treatment centers. From pre-admission to billing and aftercare, M2Select is an electronic health record and patient management software that seamlessly integrates into the natural workflow of day-to-day operations.

“M2Pro” is a custom built, cloud based, electronic health record for ambulatory physician practices that meets meaningful use stage 2 and no further. Its unique dictation services further automate the workflow process for physicians allowing them to focus on their continuum of patient care. This product is not currently offered in the United States market but could be distributed outside of the United States.

“ClinLab” is a turnkey client/server lab information system for mid-range laboratories. ClinLab supports interfaces to all major reference labs and the ClinLab team can provide an interface to any system with that capability. ClinLab also features an optional package which enables interfacing with the most popular EHR systems allowing lab test results to integrate seamlessly into a lab’s EHR for an improved patient record and to fulfill the federal government requirements.

“Qira” is our healthcare business analytics service powered by PowerBI. It is a culmination of healthcare financial and revenue cycle management plus clinical operations oversight needs. It aggregates data from multiple healthcare systems to produce a single source business intelligence tool with executive level daily briefing to deep dive operational management of claims and operational efficiencies. There are many other analytical services available that customize solutions but none that has a proven template for success. Our competitive advantage comes from having created these tools to identify the deficiencies in the real world for the former parent Rennova from its former national laboratory operations to its more recent rural hospitals.

“vCIO Services”. Based on the skills and experience inherent within InnovaQor and resulting from work undertaken on behalf of the former parent, Rennova, InnovaQor offers a range of CIO services centered on our ability to link IT systems to business objectives combined with our knowledge of technology trends likely to impact our sector. The CIO services would include (but not be limited to):

●	Program and Project Management
●	Vendor Management
●	Business Continuity and Disaster Recovery
●	Security Services
●	Network Infrastructure Management
●	Helpdesk Provision

“MedTuning” is the technology and platform owned by Genomas. It utilized proprietary biomarkers, treatment algorithms, and a web-based interactive physician portal delivery system to provide clinical decision support for physicians and personalized drug treatment for patients. Products were DNA-guided to improve the therapeutic benefit of widely used prescription drugs while also reducing the risk of significant side effects for patients.

Medical Informatics: Our technology platform, proprietary algorithms and physician interface portal can be extended to a wide range of drug categories.

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Research and Development: Technology platform applicable to numerous disease states; current pipeline in mental health, pain management, cardiovascular and diabetes.

“Advantage” is a proprietary HIPAA compliant software developed to eliminate the need for paper requisitions by providing an easy to use and efficient web-based system that lets customers securely place lab orders, track samples and view test reports in real time from any web-enabled laptop, notepad or smart phone.

Brands

We intend to trademark both InnovaQor and its products and services, i.e. ClinLab, M2Select, Qira, vCIO and Health Technology Solutions.

Sales

The HTS Group provided products and services to 25 and 36 customers in the United States and generated $343,440 and $468,883 in net revenues during the years ended December 31, 2022 and 2021, respectively. Included in net revenues were sales made to the former parent and related entities of $191,517 and $237,551 for the years ended December 31, 2022 and 2021, respectively. Net revenues amounted to $175,915 and $95,893 for the three months ended March 31, 2023 and 2022, respectively. Included in net revenues were sales to the former parent and related entities of $84,703 and $53,555 for the three months ended March 31, 2023 and 2022, respectively.

Distribution

InnovaQor intends to sell its Health Technology Solutions, Medical Mime and ClinLab products and services directly to customers through internal sales and digital marketing. InnovaQor intends to identify strategic partnerships that sell into the sectors it is targeting. InnovaQor intends to promote these products and services to the strategic partnerships’ existing clientele coming to agreement on a recurring revenue based on cash collected for closed sales of these products and services.

Competitive Position

The healthcare software, IT and vCIO consulting services industry is extremely competitive, highly fragmented, and subject to rapid change. The industry includes a large number of participants with a variety of skills and industry expertise, including other strategy, business operations, technology, technical advisory firms, regional and specialty consulting firms, and the internal professional resources of organizations. We compete with a large number of service and technology providers in all of our segments. Our competitors often vary, depending on the particular practice area. We expect to continue to face competition from new entrants.

We believe the principal competitive factors in our market include reputation, the ability to attract and retain top talent, and the capacity to manage engagements effectively to drive high value to clients. There is also competition on price, although to a lesser extent due to the criticality of the issues that many of our services address. Our competitors often have a greater geographic footprint, a broader international presence, and more resources than we do, but we believe that our industry experience and reputation, ability to deliver meaningful client results, and balanced portfolio of services enable us to compete favorably in the consulting marketplace.

Our rehab EHR product, Medical Mime, is a main competitor in its sector and our immediate competition is provided by KIPU, BestNotes, Zencharts, Sunwave, and TherapyNotes. Our competitive advantage is a system developed with and for facilities practicing in this sector along with customized reports and forms. Our system offers partially automated implementation and fully automated billing files that restrict billing until all required documentation is available while flagging operational deficiencies.

Our LIS, ClinLab, is a small player in its sector and our immediate competitors are LabDaq, Schuyler House and RelayMed. Our competitive advantage is a select feature set and affordability.

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Our vCIO services are just launching and have the experience of being the internal IT team for the former parent company, Rennova. With a 10-year experience in providing complete services, consulting, project management, software management, vendor management and network engineering, vCIO will specialize in healthcare facilities.

Qira is our healthcare business analytics tool powered by PowerBI. It is a culmination of healthcare financial and revenue cycle management plus clinical operations operational oversight needs. It aggregates data from multiple healthcare systems to produce a single source business intelligence tool with executive level daily briefing to deep dive operational management of claims and operational efficiencies. There are many other analytical services available that customize solutions but none that has a proven template for success. Our competitive advantage comes from having created these tools to identify the deficiencies in the real world for the former parent Rennova from its former national laboratory operations to its more recent rural hospitals. This product easily pays for itself as it immediately eliminates the need for accountants’ monthly delivery of numbers that can cost upwards of $25,000 a month.

Research and Development

The industries and market segments in which we plan to operate and compete are subject to rapid technological developments, evolving industry standards, changes in customer requirements and competitive new products and features. As a result, we believe our success, in part, will depend on our ability to build and enhance our products in a timely and efficient manner and to develop and introduce new products that meet our clients’ needs and help our clients reduce their total cost of operation. To achieve these objectives, we plan to make research and development investments through internal and third-party development activities, third-party licensing agreements and potentially through joint ventures and acquisitions.

Research and Intellectual Property

Our future success and ability to compete will depend on our ability to develop and maintain our intellectual property and proprietary technology and to operate without infringing on the proprietary rights of others. Software products are generally licensed to customers on a non-exclusive basis for internal use in a customer’s organization. We plan to also grant rights in intellectual property that we plan on developing or acquiring to third parties to allow them to market certain of our future products on a non-exclusive or limited-scope exclusive basis for an application of such product or to a specific geographic region.

InnovaQor plans to protect its intellectual property in its subsidiaries through a combination of trademarks and copyrights in the coming year. InnovaQor will evaluate the possibility of acquiring or developing patents that are related to healthcare services and products.

Our IP strategy encompasses protection on composition of matter and method for DNA markers, marker ensembles, and predictive biostatistical algorithms.

Platform Technology

Trademarks and Copyrights

U.S. Copyright (Registration Number VA 1-797-692): Personalized Health Portal with design, user interface and algorithm

While we believe our intellectual property will be an asset, and our ability to maintain and protect our intellectual property rights is important to our success, we do not anticipate that our business will be materially dependent on any patent, trademark, license, or other intellectual property right.

Employees

As of March 30, 2023, we have six employees, five of whom are working on maintenance and customer service of our existing products. We expect to grow with a focus on sales and business development eventually expanding our technical team to support the growth. We plan to hire a team of employees and contractors to deliver on the goal of developing and delivering a technology-based communication platform to a broad range of healthcare professionals and businesses using a subscription revenue model with added value bolt on services.

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Cyclical Nature of the Business

We have found that our business is not very cyclical but it does exhibit certain seasonality around holiday periods.

Regulatory Matters

The healthcare industry is subject to extensive government regulation, most notably the Health Insurance Portability and Accountability Act (HIPAA) and Protected Health Information (PHI).

HIPAA helps protect the privacy of patient information by:

●	Providing the ability to transfer and continue health insurance coverage for millions of American workers and their families when they change or lose their jobs;
●	Reducing health care fraud and abuse;
●	Mandating industry-wide standards for health care information on electronic billing and other processes; and
●	Requiring the protection and confidential handling of protected health information

PHI is a HIPAA Privacy Rule that provides federal protections for personal health information held by covered entities and gives patients an array of rights with respect to that information. At the same time, the Privacy Rule is balanced so that it permits the disclosure of personal health information needed for patient care and other important purposes.

Although the standards are challenging, we believe that our products are compliant with HIPAA and PHI regulations. Nonetheless, our Company could be adversely affected if a third party is impacted by HIPAA or PHI related software defects.

Emerging Growth Company Status of InnovaQor

An emerging growth company (EGC) is any company that meets the following requirements and will lose its emerging growth status should it exceed any of these:

●	The company has less than $1.07 billion or more of total gross revenue in a consecutive 12-month period;

●	Is within five years of its original IPO;

●	The company cannot have issued more than $1 billion in non-convertible bonds within the last three years; and

●	The company does not qualify as a large accelerated filer, meaning having a public float of over $700 million.

InnovaQor is an “emerging growth company” as defined in the Jumpstart our Business Startups Act (the “JOBS Act”). As such, InnovaQor will be eligible to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. If InnovaQor does take advantage of some or all of these exemptions, some investors may find its common stock less attractive. The result may be a less active trading market for the common stock and its stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards, meaning that InnovaQor, as an emerging growth company, can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. It is InnovaQor’s present intention to adopt any applicable accounting standards timely. If at some time InnovaQor delays adoption of a new or revised accounting standard, our financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

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Legal Proceedings

From time to time, the Company may be involved in a variety of claims, lawsuits, investigations and proceedings related to contractual disputes, employment matters, regulatory and compliance matters, intellectual property rights and other litigation arising in the ordinary course of business. The Company operates in a highly regulated industry which may inherently lend itself to legal matters. Management is aware that litigation has associated costs and that results of adverse litigation verdicts could have a material effect on the Company’s consolidated financial position or results of operations. Management, in consultation with legal counsel, has addressed known assertions and predicted unasserted claims below.

P2P Staffing Corp. received a judgment against HTS during 2018 in the amount of $58,784 plus accrued interest and court costs for amounts owed. As of each of March 31, 2023 and December 31, 2022, $10,464 was outstanding and owed for this judgment and included in accounts payable in the consolidated balance sheets incorporated by reference in this prospectus.

Two former employees of CollabRx, Inc., one of the acquired subsidiaries, filed suits in a California state court against the former Parent, Rennova, and CollabRx, Inc., in connection with amounts claimed to be owed under their respective employment agreements with CollabRx, Inc. One former employee received a judgment for approximately $253,000, which Rennova has paid in full. The other former employee received a judgment for approximately $173,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of numerous factors including, but not limited to, those described above under “Cautionary Statement Concerning Forward-Looking Statements” and “Risk Factors”. The discussion should be read in conjunction with the financial statements and notes thereto incorporated by reference in this prospectus.

Estimates

Management’s discussion and analysis of InnovaQor’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent liabilities. Significant areas of estimation include estimating fair value of intangible assets acquired, the impairment of assets, accrued and contingent liabilities, and future income tax obligations (benefits), among other items. On an on-going basis, management evaluates past estimates and judgments, including those related to bad debts, accrued liabilities, derivative liabilities, and contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. InnovaQor believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

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Critical Accounting Policies

Basis of Presentation and Principles of Consolidation

The acquisition of an operating company by a non-operating public shell corporation typically results in the owners and management of the operating company having actual or effective voting and operating control of the combined company. The Securities and Exchange Commission staff considers a public shell reverse acquisition to be a capital transaction in substance, rather than a business combination. That is, the transaction is a reverse recapitalization, equivalent to the issuance of stock by the operating company for the net monetary assets of the shell corporation accompanied by a recapitalization. The accounting is similar to that resulting from a reverse acquisition, except that no goodwill or other intangible assets are recorded.

The consolidated financial statements include the accounts of only the HTS Group (the accounting acquirer) prior to June 25, 2021 and InnovaQor and the Group since the date of acquisition on June 25, 2021, with the transaction being accounted for as a recapitalization of the Group on June 25, 2021. The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and require management to make certain judgments, estimates, and assumptions. These may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements. They also may affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates upon subsequent resolution of identified matters.

The condensed consolidated financial statements as of and for the three months ended March 31, 2023 and 2022 incorporated by reference in this prospectus, have been derived from unaudited financial information. Intercompany accounts and transactions have been eliminated. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual audited financial statements and in accordance with U.S. GAAP, for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information.

Cash and Cash Equivalents

InnovaQor considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

Fair Value Measurements

In accordance with ASC 820, “Fair Value Measurements and Disclosures,” the Company applies fair value accounting for all financial assets and liabilities and non-financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

●	Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

●	Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets or liabilities in active markets; or quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets).

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●	Level 3 applies to assets or liabilities for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company’s own assumptions.

The estimated fair value of financial instruments is determined by the Company using available market information and valuation methodologies considered to be appropriate. At March 31, 2023 and December 31, 2022, the carrying value of the Company’s accounts receivable, accounts payable, accrued expenses and notes payable, approximate their fair values due to their short-term nature. For the three months ended March 31, 2023 and 2022, there were no realized and unrealized gains on instruments valued using fair value evaluation methods.

Impairment of Long-lived Assets

The Company accounts for the impairment or disposal of long-lived assets according to the Financial Accounting Standards Board’s (“FASB”) ASC 360, “Property, Plant and Equipment.” Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to estimated fair value based on the best information available. Estimated fair value is generally either based on appraised value or measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. As of March 31, 2023 and December 31, 2022, all of the Company’s fixed assets were fully depreciated and, therefore, the carrying value of fixed assets represented fair value. Fixed assets are depreciated over lives ranging from three to seven years

Income Taxes

The entities within the Group were included in the consolidated income tax returns of its Parent for the years ended December 31, 2020 and prior. A determination was made by Parent’s management not to allocate any of the deferred tax assets or liabilities to the Group as of December 31, 2020 and prior. Accordingly, the Group did not provide for income taxes in the combined financial statements. The Company since June 25, 2021 uses the liability method of accounting for income taxes. Under the liability method, future tax liabilities and assets are recognized for the estimated future tax consequences attributable to differences between the amounts reported in the financial statement carrying amounts of assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantially enacted income tax rates expected to apply when the asset is realized or the liability settled. The effect of a change in income tax rates on future income tax liabilities and assets is recognized in income in the period that the change occurs. Future income tax assets are recognized to the extent that they are considered more likely than not to be realized. When projected future taxable income is insufficient to provide for the realization of deferred tax assets, the Company will recognize a valuation allowance.

In accordance with U.S. GAAP, the Company has determined whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. Derecognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce net assets. The Company has determined that it has not incurred any liability for tax benefits as of March 31, 2023 and 2022. State income taxes will also be due on any income generated in the future.

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” including subsequently issued updates. This series of comprehensive guidance has replaced all existing revenue recognition guidance. There is a five-step approach outlined in the standard. In determining revenue, we first identify the contract according to the scope of ASU Topic 606 with the following criteria:

●	Identify the contract(s) with a customer.

●	Identify the performance obligations in the contract.

●	Determine the transaction price.

●	Allocate the transaction price to the performance obligations in the contract.

●	Recognize revenue when or as you satisfy a performance obligation.

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Revenue is recognized when control of the promised services is transferred to the Company’s customers in an amount that reflects the consideration the Company is expected to be entitled to in exchange for those services. As the Company completes its performance obligations which are identified in Note 10 to the unaudited Condensed Consolidated Financial Statements incorporated by reference in this prospectus, it has an unconditional right to consideration as outlined in the Company’s contracts. Generally, the Company’s accounts receivable are expected to be collected in 30 days in accordance with the underlying payment terms. For many of the Company’s services, the Company typically has one performance obligation; however, it also provides the customer with an option to acquire additional services. The Company typically provides a menu of offerings from which the customer may choose to purchase. The price of each service is generally based upon an agreed hourly rate.

Convertible Preferred Stock

The Company classifies its Series B-1 and Series C-1 Convertible Preferred Stock as liabilities in accordance with ASC 480, “Distinguishing Liabilities from Equity”, since the preferred stock is convertible, at the option of the holder, into a variable number of shares based solely on a fixed dollar amount (stated value) known at issuance of the preferred stock.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC Topic 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. As of March 31, 2023, and 2022, there were approximately 3,529,302,000 and 2,184,769,000 common stock equivalents, respectively, which were antidilutive due to the Company’s losses.

Recent Accounting Pronouncements

All recent accounting standards issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the SEC did not or are not believed by management to have a material impact on the Company’s consolidated financial statements.

Results of Operations

Financial Presentation

The following sets forth a discussion and analysis of InnovaQor’s consolidated financial condition and results of operations as of and for the years ended December 31, 2022 and 2021 and the three months ended March 31, 2023 and 2022. This discussion and analysis should be read in conjunction with our consolidated financial statements incorporated by reference in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ significantly from the results discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in “Risk Factors”.

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Comparison of the Years Ended December 31, 2022 and 2021

The following summary of our consolidated results of operations should be read in conjunction with our audited consolidated financial statements for the years ended December 31, 2022 and 2021, which are incorporated by reference in this prospectus.

The following table summarizes the results of our consolidated operations for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022	2021	Change
Net revenues (including net revenues from related party of $191,517 and $237,551 for the years ended December 31, 2022 and 2021, respectively)	$343,440	$468,883	$(125,443)

Operating expenses:
Direct costs of revenue	375,721	205,649	170,072
General and administrative expenses	1,364,263	1,247,687	116,576
Depreciation	—	1,185	(1,185)
Total operating expenses	1,739,984	1,454,521	285,463

Loss from operations	(1,396,544)	(985,638)	(410,906)

Other (expense) income:
Other (expense) income, net	—	104,918	(104,918)
Interest (expense) income	(217,387)	34,877	(252,264)
Total other (expense) income	(217,387)	139,795	(357,182)

Loss before income taxes	(1,613,931)	(845,843)	(768,088)

Provision for income taxes	—	—	—

Net loss	$(1,613,931)	$(845,843)	$(768,088)

Net Revenues

Net revenues were $343,440 and $468,883 for the years ended December 31, 2022 and 2021, respectively. The reduced revenues were a result of losing customers that were acquired or went out of business and new customers not being secured because of our inability to invest in sales, marketing and delivery or in further development of our products. We also had lower net revenues from a related party.

Direct Costs of Revenue

Direct costs of revenue increased by $170,072 compared to the year ended December 31, 2021 principally due to increases in payroll and related expenses.

General and Administrative Expenses

General and administrative expenses increased by $116,576 compared to the year ended December 31, 2021 principally due to increases in public filing fees as well as attorney, auditor and related expenses.

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Other Income and Expense

During the year ended December 31, 2021, we recognized $103,900 of other income for forgiveness of various PPP loans. We had no such transaction during the year ended December 31, 2022.

Loss from Operations

Our operating loss increased by $410,906 for the year ended December 31, 2022, when compared to a loss of $985,638 for the year ended December 31, 2021. The increase was due to increases in our direct costs and general and administrative expense along with a reduction in revenue

Net Loss

Our net loss was $1,613,931 for the year ended December 31, 2022, as compared to a net loss of $845,843 for the year ended December 31, 2021. The $768,088 increase in net loss was principally due to increases in our direct costs and general and administrative expenses along with a reduction in revenue.

Liquidity, Capital Resources and Acquisition

At December 31, 2022, we had $5,415 in cash on hand, a working capital deficit of $4,408,797 and an accumulated deficit of approximately $19.6 million. In addition, we incurred a net loss of $1,613,931 and $845,843 for the years ended December 31, 2022 and 2021, respectively. For the years ended December 31, 2022 and 2021, we financed our operations with interest bearing loans principally from our former parent company.

InnovaQor acquired all of the common stock of the HTS Group from Rennova on June 25, 2021. The transaction has been accounted for as a reverse capitalization in the accompanying financial statements.

The change in cash used in operations for the years ended December 31, 2022 and 2021 is presented in the following table:

	Year Ended December 31,
	2022	2021	Change

Net loss	$(1,613,931)	$(845,843)	$(768,088)

Net cash (used in) operating activities	$(937,384)	$(478,869)	$(458,515)

Net cash provided by investing activities	$-	$46	$(46)

Net cash provided by financing activities	$942,753	$447,575	$495,178

Net (Decrease) Increase in cash	$5,369	$(31,248)	$36,617

No cash was provided by investing activities for the years ended December 31, 2022 or 2021, except for $46 of cash acquired in the acquisition in 2021.

Net cash provided by financing activities amounted to $942,753 and $447,575 for the years ended December 31, 2022 and 2021, respectively. The principal financing activities were loans from the former parent.

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Comparison of the Three Months Ended March 31, 2023 and 2022

The following summary of our condensed consolidated results of operations should be read in conjunction with our interim consolidated financial statements as of and for the three months ended March 31, 2023, and 2022, which are incorporated by reference in this prospectus.

The following table summarizes the results of our consolidated operations for the three months ended March 31, 2023 and 2022 (unaudited):

	Three Months Ended March 31,
	2023	2022	Change
Net revenues	$175,915	$95,893	$80,022
Operating expenses:
Direct costs of revenue	120,768	175,089	(54,321)
General and administrative expenses	306,765	182,373	124,392
Total operating expenses	427,533	357,462	70,071
Loss from operations	(251,618)	(261,569)	9,851
Other (Expense)	(73,447)	(3,154)	(70,293)
Loss before income taxes	(325,065)	(264,723)	(60,342)
Provision for income taxes	—	—	—
Net loss	$(325,065)	$(264,723)	$(60,342)

Net Revenues

Net revenues were $175,915 and $95,893 for the three months ended March 31, 2023, and 2022, respectively. The increased revenues were a result of increased prices and revenue from existing customers.

Direct Costs of Revenue

Direct costs of revenue decreased by $54,321 compared to the three months ended March 31, 2022, principally due to a decrease in payroll and related expenses.

General and Administrative Expenses

General and administrative expenses increased by $124,392 compared to the three months ended March 31, 2022, principally due to increases in professional fees.

Loss from Operations

Our operating loss decreased by $9,851 for the three months ended March 31, 2023, when compared to a loss of $261,569 for the same period last year. The decrease was due principally to an increase in revenue.

Net Loss

Our net loss was $325,065 for the three months ended March 31, 2023, as compared to a net loss of $264,723 for the three months ended March 31, 2022. The $60,342 increase in net loss was principally due to the increase in our general and administrative expenses.

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Liquidity and Capital Resources

As of March 31, 2023, we had $43,328 in total assets including cash and cash equivalents of $3,194, as compared to $41,641 in total assets including cash and cash equivalents of $5,415 as of December 31, 2022. The increase in total assets is primarily attributable to the increase in Accounts Receivable.

As of March 31, 2023, we had total liabilities of $14,061,237 including accounts payable of $1,260,961, accrued expenses of $1,563,751, related party advances of $313,873, notes payable of $1,699,006, and Preferred Stock liabilities of $9,223,646. As of March 31, 2022, we had total liabilities of $13,734,485 including accounts payable of $1,239,945, accrued expenses of $1,638,071, notes payable of $1.632,823 and Preferred Stock liabilities of $9,223,646. The increase is mainly due to an increase in related party advances to fund the operations.

Cash Flow from Operating Activities

Net cash used in operations for the three months ended March 31, 2023, was ($316,094) as compared to ($210,270) for the three months ended March 31, 2022.

Cash Flow from Investing Activities

Net cash used in investing activities for the three months ended March 31, 2023 and 2022, was $0.

Cash Flow from Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2023, was $313,873 as compared to $211,264 for the three months ended March 31, 2022. The increase was due to additional advances from the former Parent in the three months ended March 31, 2023.

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Going Concern and Liquidity

Under Accounting Standards Update (“ASU”), 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40), management of InnovaQor has the responsibility to evaluate whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date that the financial statements are issued. As required by Accounting Standard Codification (“ASC”) 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the financial statements are issued. Management has assessed InnovaQor’s ability to continue as a going concern in accordance with the requirement of ASC 205-40.

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP and the rules and regulations of the SEC. The consolidated financial statements have been prepared using U.S. GAAP applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has accumulated significant losses and has negative cash flows from operations and, at March 31, 2023, had a working capital deficit and accumulated deficit of $4.7 million and $19.9 million, respectively. In addition, the Company’s cash position is critically deficient and critical payments are not being made in the ordinary course of business, all of which raises substantial doubt about the Company’s ability to continue as a going concern. Management will monitor and take all steps possible to alleviate the adverse financial conditions that caused management to express substantial doubt about the Company’s ability to continue as a going concern.

There can be no assurance that, InnovaQor will be able to achieve its business plan, raise any additional capital or secure the additional financing necessary to implement its current operating plan. The ability of InnovaQor to continue as a going concern is dependent upon its ability to significantly increase its revenues and eventually achieve profitable operations. The consolidated financial statements incorporated by reference in this prospectus do not include any adjustments that might be necessary if InnovaQor is unable to continue as a going concern.

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Other Matters

Inflation

We do not believe inflation has a significant effect on InnovaQor’s operations.

Off-Balance Sheet Arrangements

Under SEC regulations, we are required to disclose InnovaQor’s off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on InnovaQor’s financial condition, results of operations, liquidity, capital expenditures or capital resources that are material to investors. Off-balance sheet arrangements consist of transactions, agreements, or contractual arrangements to which any entity that is not consolidated with us is a party, under which we have:

●	Any obligation under certain guaranteed contracts.

●	Any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity, or market risk support to that entity for such assets.

●	Any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to InnovaQor’s stock and classified in equity in InnovaQor’s statement of financial position.

●	Any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

As of March 31, 2023, InnovaQor had no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on InnovaQor’s financial condition, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Seasonality

We do not expect our net revenues to be impacted by seasonal demands for our products and services.

Capitalization

The following table sets forth InnovaQor’s capitalization as of March 31, 2023 and December 31, 2022, on an historical basis. In addition, it is not indicative of our future capitalization. This table should be read in conjunction with InnovaQor’s financial statements and notes thereto incorporated by reference in this prospectus.

The following table sets forth our cash and capitalization as of March 31, 2023 and December 31, 2022:

	March 31,	December 31,
	2023	2022
Cash	$3,194	$5,415

Stockholders’ Equity
Preferred Series A-1 Stock, Par Value $0.0001, 1,000 shares authorized, 1,000 shares issued and outstanding	—	—
Common stock, Par Value $0.0001, 325,000,000 shares authorized, 244,953,286 shares issued and outstanding	24,495	24,495

Additional Paid-in Capital	5,906,742	5,906,742
Total capitalization	$5,934,431	$5,934,431

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MANAGEMENT

Executive Officers and Directors

The following table sets forth information with respect to persons who are currently serving as directors and executive officers of the Company.

Name	Age	Position
Justin Doherty	55	Director
Darrell L. Peterson	64	Director, President, CEO
Francisco Roca, III	57	Director
Gerard Dab	74	Director, Chairman, and Secretary
Thomas J. Bellante	74	Chief Financial Officer

There are no agreements with respect to electing directors. Each director shall serve for a term of one year or until his successor is elected at our Annual Meeting of Shareholders and is qualified, subject to removal by InnovaQor’s shareholders. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors. InnovaQor does not have any standing board committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this filing our four directors fulfill the duties of an audit committee. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Justin Doherty is a member of our Board and was appointed to our Board on July 6, 2021. He served as Chairman through May 14, 2023. Mr. Doherty brings over 20 years of international experience in integrated facility management and software solutions for multiple industries across the UK, Europe and the United States. Mr. Doherty previously owned and operated Axis Control Systems for over 10 years, where he started, grew and eventually sold the business. His main area of expertise is operational management and process improvement within the technological and healthcare field, with experience ranging from security systems to healthcare solutions and dementia home health care facilities.

Mr. Doherty was until the end of 2018 CEO of Medical Mime and ClinLab from April 2016 and March 2014, respectively, each an InnovaQor company specializing in healthcare technologies for medical practices throughout the United States. He is currently a Board member for Pathlogic Limited. Mr. Doherty is the managing director of Zest Fire and Security Ltd., which he founded in August 2020.

Darrell L. Peterson has had an extensive career in initiating and re-organizing private and public companies serving in capacities ranging from Chief Executive Officer, Chief Financial Officer and consultant. Since January 2021, Mr. Peterson has been CEO and CFO of Galenfeha, Inc., which is a consulting firm for small cap companies. He served as Chief Financial Officer of Nexgen Enterprises, Inc. from October 2018 to October 2022. Nexgen is a combination of closely-held companies. Mr. Peterson assisted in developing accounting systems for each of the companies, including land surveying, the number two mortgage survey company in the State of Florida at the time, automotive services, real estate acquisition, oil field services, and logistics. He also headed all legal and tax services during that period. Starting in late 2018, Nexgen grew from $4.5 million to $14.9 million in 2022. Mr. Peterson holds a degree in accounting from Long Island University and started his career with the then Big 8 firm Peat Marwick, now KPMG.

Francisco Roca, III has founded and operated a number of business in the healthcare industry over the last 20 years, after previously spending 11 years working in the Public Defender’s Office of the 15th Judicial Circuit of Florida. His healthcare businesses have included MRI centers and durable medical equipment providers. Mr. Roca was a founder and Vice President of Sales of Medytox Solution, Inc., the predecessor business of Rennova, from which the business of the Company evolved. At Medtox, he created and oversaw a sales team that grew revenues from under $1 million a year in 2011 to 2012 to in excess of $50 million in 2014. Prior to Medytox, Mr. Roca was the owner and Chief Marketing Officer of Sportscare Orthopedics, Inc., a supplier of orthopedic braces to doctors, clinics, and therapists. Mr. Roca holds a Bachelor of Science degree from Florida State University.

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Gerard Dab is a member of our Board and was appointed as a Director, CEO, Chairman of the Board, and Corporate Secretary on October 6, 2004. As part of the agreement with Rennova he resigned his position as CEO and Chairman of the Board on July 6, 2021 and retained the positions of Director and Corporate Secretary. Mr. Dab was again named Chairman on May 14, 2023, Mr. Dab is a pioneer of the modern healthcare informatics industry – He is notably the co-founder of one of the world’s most innovative systems for the automation of clinical workflow in hospitals and medical facilities that had been originally developed at McGill University Royal Victoria Hospital.

His companies provided advanced software platforms that power clinical applications at point of care in hospitals and clinics developed at a cost of some $50,000,000. These applications offered advanced patient management clinical systems with full diagnostic and medical content including decision support that have been developed by senior McGill University practitioners and were used by more than 1,000 clinicians and care givers in the US and Canada.

Prior to his work in the healthcare field, Mr. Dab worked for advertising giant Foote, Cone & Belding of Chicago following his graduation from McGill University. During the 1980s, he founded and was the managing partner of Productions Publi-Cité, a film and television finance company that helped raise some $100,000,000 in production money for independent film producers. During the 1990s, Dab Communications was noted for producing weekly information programs on Canadian network television about investing, created with the support of Maryland Public Television and Louis Rukeyser, long-time host of Wall Street Week.

Thomas J. Bellante has served as our Chief Financial Officer since February 2022. Mr. Bellante has been practicing in public accounting since 1969. In November 2012, he started the CPA firm of Thomas J. Bellante CPA PA, where he is the Managing Partner. It assists smaller/public companies with their SEC filing requirements. From 2012 until 2020, Mr. Bellante was the Chief Financial Officer of Garyn Angel Enterprises, Inc., a company that designs, develops, markets and distributes products that provide consumers the ability to refine herbs into topical preparations and ingredients for edibles. He also has been with Surety Accounting Services since their inception in June 2018. He was a shareholder with that firm handling tax planning, tax return preparation, financial consulting and bookkeeping for its clients. He joined the firm of Pender McNulty & Newkirk in April 1976. In 1981, he became a partner of that firm. Mr. Bellante led that firm’s Audit Department and established the SEC Practice Division. Under his leadership, that firm’s SEC Practice Division was ranked 48th in Bowman First Alert’s 2006 list of the Top 100 Public Company Accounting Firms in the U.S. He served as that firm’s Managing Partner from 1989 to 2005, growing the company to a 52-person CPA firm. In January 2013, Pender Newkirk & Company joined forces with Warren Averett, LLC. Warren Averett, with more than 800 employees, is presently ranked among the nation’s Top 30 accounting firms. Mr. Bellante served as a leader of that firm’s SEC Practice Group. Mr. Bellante’s industry experience includes reporting for public shell corporations, construction firms, software developers, manufacturing companies, R.V. dealerships, mortgage brokers and bankers, brokerage dealers, international communication system companies, real estate developers, data processing companies, import/export companies, development stage enterprises and multi-state/international corporate conglomerates.

Shareholder Communications with Our Board of Directors

Our Company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our President and Chief Executive Officer, Darrell Peterson, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We will attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC, so that all shareholders have access to information about us at the same time. Mr. Peterson collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

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Code of Ethics

As of the date of this prospectus, our Board of Directors has not adopted a code of ethics with respect to our directors, officers and employees. As our securities are not listed on a national securities exchange, we are not required and do not have a written code of business conduct and ethics that applies to our directors, officers and employees. Our management does, however, promote honest and ethical conduct, full and fair disclosure in our reports to the SEC, and compliance with applicable governmental laws and regulations.

Executive Compensation.

Currently, we are unable to estimate when, if ever, our Company will possess sufficient capital, whether derived from sales revenues or otherwise, for the payment of salaries to a management team that would be required to deliver on our business strategy. As of the date of this prospectus, there are no pension or retirement benefits proposed to be paid to officers, directors or employees of the Company pursuant to any existing plan provided by, or contributed to, the Company.

The Board of Directors has approved a compensation for our CEO, Darrell Peterson, of $10,000 a month and approved compensation of $7,500 a month for Thomas J. Bellante to act as a part time contracted CFO.

Currently, there are no other executives but InnovaQor plans to appoint additional executives and may reimburse its executives for expenses incurred in connection with travel, networking, and day to day business development.

The following table sets forth all of the compensation awarded to, earned by or paid to each individual that served as our principal executive officer or principal financial officer during the years ended December 31, 2022 and 2021. The Company did not have any other executive officers during the years ended December 31, 2022 and 2021. Prior to July 6, 2021, Mr. Dab performed the duties of both the principal executive officer and the principal financial officer.

Name and Principal Position	Fiscal Year	Salary	Stock Awards	Option Awards	Nonequity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total

Gerard Dab, former CEO (1)	2022	$—	$—	$—	$—	$—	$108,000	$108,000
	2021	$—	$—	$—	$—	$—	$500,000	$500,000

Sharon Hollis, former CEO (3)	2022	$250,000	$—	$—	$—	$—	$—	$250,000
	2021	$125,000	$—	$—	$—	$—	$—	$125,000

Thomas J. Bellante, CFO (4)	2022	$—	$—	$—	$—	$—	$90,000	$90,000
	2021	$—	$—	$—	$—	$—	$45,000	$45,000

(1)	Mr. Dab resigned as Chief Executive Officer of the Company on July 6, 2021. He continues to act as Secretary and as a Director.
(2)	Pursuant to an agreement with the Company, Mr. Dab provided services in connection with the acquisition of the Group in exchange for $500,000. Mr. Dab then forgave $300,000 owed to him by the Company in exchange for 1,000 shares of Series A-1 Preferred Stock and forgave an additional $200,000 owed to him by the Company in exchange for 200 shares of Series C-1 Preferred Stock.
(3)	Ms. Hollis served as Chief Executive Officer of the Company from July 6, 2021 to May 14, 2023.
(4)	Mr. Bellante became Chief Financial Officer of the Company in February 2022.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by the named executive officers at December 31, 2022 and 2021:

Name	Year	Number of shares underlying unexercised options exercisable	Number of shares underlying unexercised options un-exercisable	Equity Incentive Plan Awards; Number of shares underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested $	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested $
Gerard Dab	2022	—	—	—	$—	—	—	$—	—	$—
Gerard Dab	2021	—	—	—	$—	—	—	$—	—	$—
Sharon Hollis	2022	—	—	—	$—	—	—	$—	—	$—
Sharon Hollis	2021	—	—	—	$—	—	—	$—	—	$—
Thomas J. Bellante	2022	—	—	—	$—	—	—	$—	—	$—
Thomas J. Bellante	2021	—	—	—	$—	—	—	$—	—	$—

Agreements With Named Executive Officers

Gerard Dab Consulting Agreement – the Company entered into a consulting agreement effective June 1, 2021, with Dial M Productions LLC, a company owned by Mr. Dab, for a period of one year to assist in developing the Company’s business including communications with existing shareholders and the general public. The agreement provided that the Company would pay $3,500 a month and an additional $60,000 upon the earlier of receipt of funding from an outside source or within 90 days. The $60,000 payment was made during the six months ended June 30, 2023 but the monthly amounts have not been paid. On June 1, 2022, the agreement was extended for another year. The new agreement increases the monthly fee to $4,500. The agreement was extended further on June 1, 2023 for another year. The monthly amounts remain unpaid by the Company to date. The amounts payable to Mr. Dab under this agreement include the fees payable to him as a director of the Company.

Outstanding Equity Awards

Our Board of Director has made no equity awards and no such award is pending.

Long-term Incentive Plans

We currently have no employee incentive plans.

Director Compensation

InnovaQor has not paid any director’s fees or other cash compensation for services rendered as a director since the acquisition of the HTS Group to the date of this filing. Compensation of $30,000 per year for each director (excluding the CEO) has been agreed for the next 12 months.

We do not pay employee directors for Board service in addition to their regular employee compensation. The Board has the primary responsibility for considering and determining the amount of director compensation.

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The following table shows amounts earned by each non-employee Director in the years ended December 31, 2022 and 2021:

Director		Fees earned or paid in cash	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	All Other Compensation	Total
Gerard Dab	2022	$30,000	$—	$—	$—	$—	$30,000
Gerard Dab	2021	$10,500	$—	$—	$—	$—	$10,500
Lewis Lombardo (1)	2021	$—	$—	$—	$—	$—	$—
Justin Doherty (2)	2022	$30,000	$—	$—	$—	$—	$30,000
Justin Doherty (2)	2021	$—	$—	$—	$—	$—	$—

(1)	Mr. Lombardo resigned as a Director in connection with the acquisition of the Group on June 25, 2021.
(2)	Mr. Doherty was elected to the Board of Directors on July 6, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Dab, the former CEO of InnovaQor, paid certain of the disbursements on behalf of the Company for the year ended December 31, 2021. The cash disbursements amounted to $24,993 for the year ended December 31, 2021, and are included in the Statements of Operations incorporated by reference in this prospectus as operating expenses.

In addition, during the year ended December 31, 2021 under an agreement with the Company, Mr. Dab provided services in connection with the acquisition of the Group in exchange for $500,000. This was reflected in the Statement of Operations as a General and Administrative Expense. Mr. Dab then forgave the $500,000 owed to him by the Company in exchange for shares of Series A-1 Preferred Stock and Series C-1 Preferred Stock as described above.

During the year ended December 31, 2022, Ms. Hollis, the former Chief Executive Officer of the Company, loaned the Company $96,100. The Company entered into promissory notes in the amount of $105,710, representing a 10% original issue discount. During the year ended December 31, 2022, $13,000 of these loans was repaid. The loans were paid off in May 2023. In addition, the Company issued Ms. Hollis 25 shares of Series C-1 Preferred Stock on March 31, 2022, in connection with one of the loans. These shares of Series C-1 Preferred Stock were valued at $15,250 using the Option Price Method and the same assumptions as used to value the prior issuance of Series C-1 Preferred Stock.

During the three months ended March 31, 2023, Ms. Hollis loaned the Company $84,100. The Company entered into a promissory note in the amount of $92,510, representing a 10% original issue discount. A payment of $93,010, representing full payment of the loan including interest outstanding, was made by the Company on May 12, 2023.

During the year ended December 31, 2022, Alcimede Limited loaned the Company $32,500. Seamus Lagan, the Chief Executive Officer of Rennova, is the sole director of Alcimede Limited. This amount is due on demand. The Company entered into a promissory note in the amount of $35,750, representing a 10% original issue discount. During the year ended December 31, 2022, $12,554 of this loan was repaid. The loan was due on December 5, 2022, and is currently in default. Also, it provides for default interest at 18% per annum.

During the year ended December 31, 2022, the Company contracted with Rennova to provide Rennova ongoing health information technology-related services totaling approximately $30,000 per month. In addition, the Company currently subleases office space from Rennova on a month-to-month term at a cost of approximately $9,700 per month for rent and utilities.

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To fund the Company’s operations for the years ended December 31, 2022 and 2021, the former Parent advanced funds and paid expenses of InnovaQor and the Group in the amount of $918,307 and $374,473, respectively. The amounts as of December 31, 2022 and 2021 are included in Due to Former Parent and Notes Payable in the Consolidated Balance Sheets incorporated by reference in this prospectus. During the year ended December 31, 2022, the former Parent converted $1,324,755 of these advances into a promissory note in the amount of $1,457,253, representing a 10% original issue discount. The loan is due on June 30, 2023. Also, it provides interest at 18% per annum in the event of default.

To fund the Company’s operations for the three months ended March 31, 2023, the former Parent advanced funds and paid expenses of InnovaQor in the amount of $313,873. The amount as of March 31, 2023 is included in Due to Former Parent in the Consolidated Balance Sheet incorporated by reference in this prospectus.

The Group has incurred certain costs that have been allocated from Rennova. Included in the Consolidated Statements of Operations are the following allocated costs:

	Three Months Ended March 31,	Three Months Ended March 31,
	2023	2022

Health insurance	$—	$—
Rent and utilities	30,187	28,711
Total allocated costs	$30,187	$28,711

The above amounts are not indicative of what third parties would have agreed to.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 31, 2022, information regarding beneficial ownership of our capital stock by:

●	Each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our voting securities;

●	Each of our executive officers;

●	Each of our directors; and

●	All of our executive officers and directors as a group.

On May 14, 2023, Francisco Roca, III was elected as a Director of the Company and, on the same date, Darrell L. Peterson was elected as a Director and the Chief Executive Officer of the Company. Neither of them has any beneficial ownership of any securities of the Company.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including convertible securities, warrants and options that are convertible or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares shown that they beneficially own, subject to community property laws where applicable. The address for each of our executive officers and directors is c/o InnovaQor, Inc., 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401.

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Title of Class	Name of Beneficial Owner	No. of Shares of Class Owned	Percentage of Ownership (1)	Total Percentage of Voting Power (2)
Series A-1 Preferred Stock	Epizon Limited (3)	1,000	100%	51.0%

Common Stock	Sharon L. Hollis (4)	6,393,862	2.54%	1.24%

	Justin Doherty	-	-	-

	Gerard Dab (5)	12,865,138	4.99%	2.45%

	Thomas J. Bellante	-	-	-

	All Directors and Executive Officers as a Group (4 persons) (6)	19,259,000	7.29%	3.57%

	Ithaca Scientific Ventures (7)	11,000,000	4.49%	2.20%

	Real Gauthier (8)	18,300,000	7.47%	3.66%

(1)	Based on 244,953,286 shares of Common Stock issued and outstanding as of December 31, 2022, and additional shares deemed to be outstanding as to a particular person, in accordance with applicable rules of the SEC. Beneficial ownership is determined in accordance with SEC rules to generally include shares of Common Stock subject to options or issuable upon conversion of convertible securities or exercise of warrants, and such shares are deemed outstanding for computing the percentage of the person holding such options, securities or warrants, but are not deemed outstanding for computing the percentage of any other person. This table assumes the Company has sufficient authorized shares of Common Stock available to permit the conversion of all outstanding convertible securities and the exercise of all outstanding warrants and options.

(2)

The Company has two classes of voting securities, the Common Stock and the Series A-1 Preferred Stock. Each share of Common Stock has one vote. So long as one share of Series A-1 Preferred Stock is outstanding, the Series A-1 Preferred Stock has the number of votes, in the aggregate, equal to 51% of all votes of all classes of shares entitled to be voted at any stockholder meeting or action by written consent.

(3)

Epizon owns all of the issued and outstanding shares of Series A-1 Preferred Stock. The Series A-1 Preferred Stock is not convertible into Common Stock but holders of Series A-1 Preferred Stock are entitled to vote on all matters submitted to a vote of the holders of Common Stock. Regardless of the number of shares of Series A-1 Preferred Stock outstanding and so long as at least one share of Series A-1 Preferred Stock is outstanding, the outstanding shares of Series A-1 Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any annual or special meeting of stockholders of the Company or action by written consent of stockholders. Epizon will be able to exercise control over all matters submitted for stockholder approval. Epizon’s address is Suite 104a, Saffrey Square, Bank Lane, P.O. Box N-9306, Nassau, Bahamas. All of the outstanding capital stock of Epizon is owned by The Shanoven Trust, of which P. Wilhelm F. Tooth serves as trustee. Seamus Lagan is the settlor and Mr. Lagan’s family are beneficiaries of The Shanoven Trust. Mr. Lagan is also the Chief Executive Officer of Rennova Health, Inc. (“Rennova”). Rennova owns 14,850 shares of Series B-1 Convertible Redeemable Preferred Stock (the “Series B-1 Preferred Stock”), which has no voting rights but is convertible into Common Stock under certain circumstances. The shares of Series B-1 Preferred Stock held by Rennova would, as of December 31, 2022, be convertible into up to 4.99% of the then outstanding shares of Common Stock (due to the 4.99% ownership blocker in the terms of the Series B-1 Preferred Stock). Because the conversion price of the Series B-1 Preferred Stock is determined based on the market price of the shares of Common Stock, the number of shares of Common Stock into which the shares of Series B-1 Preferred Stock are convertible will fluctuate.

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(4)

Sharon Hollis owns 25 shares of Series C-1 Convertible Redeemable Preferred Stock (the “Series C-1 Preferred Stock”). The Series C-1 Preferred Stock has no voting rights but is convertible into Common Stock under certain circumstances. The shares held by Ms. Hollis would, as of December 31, 2022, be convertible into 6,393,862 shares of Common Stock. Because the conversion price of the Series C-1 Preferred Stock is determined based on the market price of the shares of Common Stock, the number of shares of Common Stock into which the shares of Series C-1 Preferred Stock are convertible will fluctuate. Ms. Hollis ceased being a Director and the Chief Executive Officer of the Company on May 14, 2023.

(5)	Gerard Dab owns 200 shares of Series C-1 Preferred Stock. The Series C-1 Preferred Stock has no voting rights but is convertible into Common Stock under certain circumstances. The shares held by Mr. Dab would, as of December 31, 2022, be convertible into up to 4.99% of the then outstanding shares of Common Stock (due to the 4.99% ownership blocker in the terms of the Series C-1 Preferred Stock). Because the conversion price of the Series C-1 Preferred Stock is determined based on the market price of the shares of Common Stock, the number of shares of Common Stock into which the shares of Series C-1 Preferred Stock are convertible will fluctuate.

(6)

Includes Ms. Hollis and Messrs. Doherty, Dab and Bellante. Ms. Hollis and Mr. Dab also own 25 and 200 shares of Series C-1 Preferred Stock, respectively, as described in the above footnotes. Also, as noted above, Ms. Hollis ceased being a Director and the Chief Executive Officer of the Company on May14, 2023. Mr. Roca was elected as a Director on May 14, 2023 and on the same date Mr. Peterson was elected as a Director and as the Chief Executive Officer of the Company.

(7)	Ithaca Scientific Ventures’ address is 30 N. Gould St., Suite R, Sheridan, Wyoming 82801. Dr. Linda McHarg is the sole owner and control person of Ithaca Scientific Ventures. Dr. McHarg is married to Gerard Dab. Under Quebec law, Mr. Dab and Dr. McHarg are subject to the matrimonial regime of separation as to property. Each spouse remains the owner of his or her property and administers the property alone. As a result, Mr. Dab disclaims any beneficial interest in any securities owned by Ithaca Scientific Ventures or Dr. McHarg and Ithaca Scientific Ventures and Dr. McHarg similarly disclaim any beneficial interest in any securities owned by Mr. Dab.

(8)	Mr. Gauthier’s address is 180 Rue Saint Jacques, Montreal, Quebec H3J 2R5 Canada.

DESCRIPTION OF CAPITAL STOCK

General

The following descriptions are summaries of the material terms of our articles of incorporation and bylaws, and are qualified by reference to our articles of incorporation and bylaws. For more detailed information, please see copies of these documents which are included as exhibits to this registration statement.

Authorized and Outstanding Capital Stock

Common Stock

InnovaQor has authorized 2,000,000,000 shares of $0.0001 par value Common Stock, of which 244,953,286 were issued and outstanding as of each of March 31, 2023 and December 31, 2022. These shares have one vote per share. Holders of our Common Stock have no preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto.

Preferred Stock

Preferred Stock Series A-1

InnovaQor has authorized 1,000 shares of $0.0001 par value (stated value $10) Series A-1 Supermajority Voting Preferred Stock of which 1,000 were issued and outstanding as of March 31, 2023 and December 31, 2022. So long as one share of Series A-1 Preferred Stock is outstanding, the outstanding shares of the Series A-1 Preferred Stock shall have the number of votes, in the aggregate, equal to 51% of all votes entitled to be voted at any stockholder meeting. These shares have no rights to receive dividends and liquidation rights are equal to the stated value per share.

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Preferred Stock Series B-1

InnovaQor has authorized 25,000 shares of $0.0001 par value (stated value $1,000) Series B-1 Convertible Redeemable Preferred Stock of which 14,950 were issued and outstanding as of March 31, 2023 and December 31, 2022. These shares have no voting rights, dividends on these shares shall accrue at the rate of 5% of the stated value per share and liquidation rights are equal to the stated value per share. These shares are convertible into InnovaQor’s Common Stock based on the stated value at a conversion price equal to 90% of the average closing price of the Common Stock on the 10 Trading Days immediately prior to the Conversion Date but in any event no less than the par value of the Common Stock. The Series B-1 Preferred Stock was not convertible prior to the first anniversary of its issuance except with the consent of the holders of a majority of the then outstanding shares, if any, of the Series A-1 Preferred Stock. No conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series B-1 Preferred Stock) in the common stock of InnovaQor would exceed 4.99%. These shares are redeemable at the option of InnovaQor at their stated value plus declared and unpaid dividends. Because these shares are convertible, at the option of the holder, into a variable of common shares based solely on a fixed dollar amount (stated value) known at issuance of the shares, they have been recorded as a long-term liability at the date of issuance in accordance with ASC 480, Distinguishing Liabilities from Equity.

Preferred Stock Series C-1

InnovaQor has authorized 2,000 shares of $0.0001 par value (stated value $1,000) Series C-1 Convertible Redeemable Preferred Stock of which 225 were issued and outstanding as of March 31, 2023 and December 31, 2022. These shares have no voting rights, dividends on these shares shall accrue at the rate of 10% of the stated value per share and liquidation rights are equal to the stated value per share. These shares are convertible into InnovaQor’s Common Stock based on the stated value at a conversion price equal to 90% of the average closing price of the Common Stock on the 10 Trading Days immediately prior to the Conversion Date but in any event no less than the par value of the Common Stock. The Series C-1 Preferred Stock was not convertible prior to the first anniversary of its issuance except with the consent of the holders of a majority of the then outstanding shares, if any, of the Series A-1 Preferred Stock. No conversion can be made to the extent the holder’s beneficial interest (as defined pursuant to the terms of the Series C-1 Preferred Stock) in the common stock of InnovaQor would exceed 4.99%. These shares are redeemable at the option of InnovaQor at their stated value plus declared and unpaid dividends. Because these shares are convertible, at the option of the holder, into a variable of common shares based solely on a fixed dollar amount (stated value) known at issuance of the shares, they have been recorded as a long-term liability at the date of issuance in accordance with ASC 480, Distinguishing Liabilities from Equity.

The following table represents the Company’s issued shares at March 31, 2023:

Common Shares	244,953,286
Series A-1 Preference Shares	1,000
Series B-1 Preference Shares	14,950
Series C-1 Preference Shares	225

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Preferred Stock Series D

InnovaQor has authorized 500 shares of $0.0001 par value (stated value $100) Series D Non-Convertible Preferred Stock (the “Series D Preferred Stock”). InnovaQor issued 300 shares of Series D Preferred Stock on May 12, 2023. The shares have no voting rights and are not convertible. Each holder of Series D Preferred Stock shall be entitled to receive as a dividend an amount equal to (a) the sum of (i) five percent of the amount of gross sales in excess of $500,000 collected by the Company or any subsidiary (on a consolidated basis) in the ordinary course of business during the month immediately preceding the month in which such dividend becomes payable, which amount shall not exceed $25,000; (ii) ten percent of the amount of gross sales in excess of $1 million collected by the Company or any subsidiary (on a consolidated basis) in the ordinary course of business during the month immediately preceding the month in which such dividend becomes payable, which amount shall not exceed $100,000; and (iii) two and one-half percent of the amount of gross sales in excess of $2 million collected by the Company or any subsidiary (on a consolidated basis) in the ordinary course of business during the month immediately preceding the month in which such dividend becomes payable, multiplied by (b) a fraction, the numerator of which is the total number of shares of Series D Preferred Stock held by such holder and the denominator of which is the total number of shares of Series D Preferred stock then outstanding. Such dividends shall be payable monthly on the last day of the month in arrears in cash out of any funds of the Company legally available therefor. In the event any indebtedness or other agreement to which the Company is a party or otherwise bound limits or prohibits the payment of the dividend in cash, any holder, in their sole discretion, may agree that such dividend payments be made in common stock. Any dividend not paid on cash or common stock shall bear interest at the rate of 8% per annum. The Company shall not declare, pay or set aside any dividends on shares of common stock (other than dividends payable solely in shares of common stock) if any dividends on any shares of Series D Preferred Stock due and payable have not been paid.

Upon the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each holder of outstanding Series D Preferred Stock shall be entitled to receive, and to be paid out of assets of the Company available for distribution to its stockholders, before any payment or distribution shall be made on the common stock or any class of capital stock of the Company ranking junior to the Series D Preferred Stock, an amount equal to 20% of the distributable assets of the Company multiplied by a fraction, the numerator of which is the total number of shares of Series D Preferred Stock held by such holder and the denominator of which is the total number of shares of Series D Preferred Stock then outstanding.

In the event that the Company or any entity of which the Company owns directly or indirectly a majority of the issued and outstanding voting equity is the subject of an Acquisition or Asset Acquisition (as such terms are defined in the Certificate of Designation) then each holder of the Series D Preferred Stock shall be entitled to receive out of the proceeds of such Acquisition or Asset Transfer the amount such holder would have been entitled to receive had the Company been liquidated and the proceeds were distributable assets of the Company.

Anti-takeover Provisions in InnovaQor’s Articles of Incorporation and Bylaws

Authorized but Unissued Preferred Stock

As of the date of this prospectus, there is no existing obligation that involves the issuance of preferred stock or common stock (except upon conversion of outstanding shares of preferred stock).

Amending the Bylaws

Our articles of incorporation authorize the Board to make, alter, amend or repeal our bylaws, subject to the power of the holders of stock having voting power to make, alter, amend or repeal the bylaws made by the Board.

Special Meetings of Shareholders

Our bylaws provide that special meetings of our shareholders may be called at any time only by (i) the holders of 10% of the voting shares of the Company, (ii) by the President or (iii) by the Board of Directors or a majority thereof. No business may be transacted at any special meeting except as specified in the notice thereof.

Filling Vacancies

Our bylaws provide that any vacancy on the Board of Directors, including vacancies created from an increase in the number of directors, may be filled by the Board of Directors, though less than a quorum, for the unexpected term. The Board of Directors has the full power to increase or decrease the number of directors from time to time without requiring a vote of the shareholders.

Board Action Without Meeting

Our bylaws provide that the Board may take action without a meeting if all the members of the Board consent to the action in writing. Board action through consent allows the Board to make swift decisions, including in the event that a hostile takeover threatens current management.

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Voting

Our shares of Series A-1 Preferred Stock have majority voting rights which means they represent 51% of the voting rights of all classes of shares combined. As the owner of the Series A-1 Preferred Stock, Epizon Limited will be able to exercise control over all matters submitted for stockholder approval.

Authorized but Unissued Shares

InnovaQor’s authorized but unissued shares of common stock and preferred stock will be available for future issuance. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of InnovaQor by means of a proxy contest, tender offer, merger or otherwise.

Listing

InnovaQor’s common stock is quoted on the OTC Pink under the symbol INQR.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Capital Stock” starting on page 44 of this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, including shares issued upon the conversion of outstanding preferred stock or other convertible securities, or the anticipation of these sales, could adversely affect prevailing market prices from time to time and could impair our ability to raise equity capital in the future.

Rule 144

In general, under Rule 144, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

●	1% of the number of shares of our common stock then outstanding, which currently would equal approximately [●] shares; or
●	the average weekly trading volume of our common stock on the OTC Pink market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about us.

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SELLING STOCKHOLDER

The shares of common stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon conversion of shares of Series B-1 Preferred Stock. We are registering the shares of common stock in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the ownership of the Series B-1 Preferred Stock and as described in this prospectus, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of common stock by the Selling Stockholder. The first column lists the number of shares of common stock beneficially owned by the Selling Stockholder, as of March 31, 2023, assuming conversion of the Series B-1 Preferred Stock held by the Selling Stockholder on that date, subject to any limitations on conversions.

In addition, under the terms of the Series B-1 Preferred Stock, the Selling Stockholder may not convert the Series B-1 Preferred Stock to the extent such conversion would cause the Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise or conversion, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the Series B-1 Preferred Stock. The Selling Stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of shares of Common Stock Owned Prior to Offering (2)	% of shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (2)	Number of shares of Common Stock Owned After Offering	% of shares of Common Stock Owned After Offering

Rennova Health, Inc. (1)	3,235,294,117	4.99	%(3)	81,651,000	3,153,643,117	4.99	%(3)

(1)	The conversion price of the Series B-1 Preferred Stock equals 90% of the average closing price of the Common Stock for the 10 trading days immediately preceding the conversion date. If the conversion date were March 31, 2023, the conversion price would be $0.00459. Because the conversion price depends on the market price of the Common Stock, the number of shares into which the Series B-1 Preferred Stock is convertible will fluctuate.

(2)	The actual number of shares of Common Stock offered hereby and included in the registration statement of which this prospectus is a part includes, in accordance with Rule 416 under the Securities Act, such indeterminate number of additional shares of our Common Stock as may become issuable in connection with any proportionate adjustment for any stock splits, stock combinations, stock dividends, recapitalizations, anti-dilution adjustments or similar events with respect to our Common Stock. Also assumes that the Company will have sufficient available Common Stock to effect the conversion of all shares of the Series B-1 Preferred Stock.

(3)	Represents the percentage of shares beneficially owned by Rennova Health, Inc. The conversion of the shares of Series B-1 Preferred Stock is subject to an ownership blocker of 4.99%.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales shall be at the fixed price of $___ until such time as our common stock is quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, these sales may be made at negotiated prices or at varying prices determined at the time of sale. The Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Shutts & Bowen LLP, Miami, Florida.

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EXPERTS

The consolidated balance sheets of InnovaQor and subsidiaries as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2022, have been audited by Haynie & Company, independent registered public accounting firm, as stated in their report which is incorporated by reference herein. Such financial statements have been incorporated by reference herein in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.innovaqor.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by InnovaQor, Inc. with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision:

●	Amendment No. 1 to Registration Statement on Form 10-12G/A, filed with the SEC on September 7, 2022;
●	Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 17, 2023;
●	The description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022, and any amendment or report filed with the SEC for the purpose of updating the description;
●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 22, 2023;
●	Current Report on Form 8-K, filed with the SEC on May 18, 2023, as amended by Form 8-K/A, filed with the SEC on May 19, 2023; and
●	Current Report on Form 8-K, filed with the SEC on July 6, 2023.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement as well as on or after the date of this prospectus and prior to the termination of this offering are also incorporated herein by reference and will automatically update and, to the extent described above, supersede information contained or incorporated by reference in this prospectus and previously filed documents that are incorporated by reference in this prospectus. However, anything herein to the contrary notwithstanding, no document, exhibit or information or portion thereof that we have “furnished” or may in the future “furnish” to (rather than “file” with) the SEC, including, without limitation, any document, exhibit or information filed pursuant to Item 2.02, Item 7.01 and certain exhibits furnished pursuant to Item 9.01 of our Current Reports on Form 8-K, shall be incorporated by reference into this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to the Corporate Secretary, InnovaQor, Inc., 400 South Australian Avenue, Suite 800, West Palm Beach, Florida 33401, telephone number (561) 421-1900. We maintain a website at http://www.innovaqor.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

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81,651,000 Shares of Common Stock

PROSPECTUS

__________________, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimated except the SEC Registration Fee.

SEC Registration Fee		$41.30
Printing and Related Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous
Total	$

Item 14. Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

Nevada Revised Statutes Section 78.7502 provides that:

(1)	A corporation may indemnify under this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

(2)	A corporation may indemnify under this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

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(3)	Any discretionary indemnification pursuant to this section, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper in the circumstances. The determination must be made by: (a) the stockholders; (b) the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (c) by independent legal counsel in a written opinion, if (1) a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or (2) a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.

Nevada Revised Statutes Section 78.751 provides that:

(1)	A corporation shall indemnify any person who is a director, officer, employee or agent to the extent that the person is successful on the merits or otherwise in defense of: (a) any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (b) any claim, issue or matter therein, against expenses, actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.

(2)	Unless otherwise restricted by the articles of incorporation, the bylaws or an agreement made by the corporation, the corporation may pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, the bylaws or an agreement made by the corporation may require the corporation to pay such expenses upon receipt of such an undertaking. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3)	The indemnification pursuant to this section and NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or knowing violation was material to the cause of action and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such person.

(4)	Unless the articles of incorporation, the bylaws or an agreement made by a corporation provide otherwise, if a person is entitled to indemnification or the advancement of expenses from the corporation and any other person, the corporation is the primary obligor with respect to such indemnification or advancement.

(5)	A right to indemnification or to advancement of expenses arising under a provision of the articles of incorporation or any bylaw is not eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

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Our articles of incorporation and bylaws include provisions that indemnify, to the fullest extent allowable under the Nevada Revised Statutes, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of InnovaQor, or for serving at the request of InnovaQor as a director or officer or another position at another corporation or enterprise, as the case may be. Our articles of incorporation and bylaws also provide that InnovaQor must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the Nevada Revised Statutes. InnovaQor’s bylaws expressly authorize InnovaQor to carry insurance to protect InnovaQor’s directors and officers against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not InnovaQor would have the power to indemnify such person.

The limitation of liability and indemnification provisions in InnovaQor’s articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against InnovaQor’s directors and officers, even though such an action, if successful, might otherwise benefit InnovaQor and its shareholders. However, these provisions do not limit or eliminate InnovaQor’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, InnovaQor pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any InnovaQor directors, officers or employees for which indemnification is sought.

In addition, we intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, may require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any other entity to which the person provides services at our request. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons such as directors and officers.

Item 15. Recent Sales of Unregistered Securities.

On June 9, 2021, the Company issued 1,000 shares of Series A-1 Preferred Stock to Gerard Dab in consideration of his forgiveness of $300,000 owed to him by the Company. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On June 25, 2021, the Company issued 200 shares of Series C-1 Preferred Stock to Gerard Dab in consideration of his forgiveness of $200,000 owed to him by the Company. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On June 25, 2021, the Company issued 14,000 shares of Series B-1 Preferred Stock in connection with the acquisition of the Group from Rennova, and on September 30, 2021, the Company issued an additional 950 shares of Series B-1 Preferred Stock to Rennova as a post-closing adjustment. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On March 31, 2022, the Company issued 25 shares of Series C-1 Preferred Stock to Sharon Hollis in connection with a loan she made to the Company. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

On November 15, 2022, the Company issued 10,000,000 shares of Common Stock to an accredited investor pursuant to Tier 2 of Regulation A promulgated under the Securities Act.

On May 12, 2023, the Company issued an aggregate of 300 shares of Series D Preferred Stock to Alcimede Limited, Pathlogic Limited and Hollis Capital Holdings, LLC. These securities were not registered under the Securities Act but were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and by Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

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Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Financial Statement Schedules are omitted because the information is included in our financial statements or notes to those financial statements.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(l)(iii) do not apply if the registration statement is on Form S-1, Form S-3, Form SF-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or, as to a registration statement on Form S-3, Form SF-3 or Form F-3, is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on July 17, 2023.

INNOVAQOR, INC.

By:	/s/ Darrell L. Peterson
Name:	Darrell L. Peterson
Title:	Director and Chief Executive Officer

We, the undersigned officers and directors of InnovaQor, Inc., hereby severally constitute and appoint Darrell L. Peterson our true and lawful attorney, with full power of substitution, with full power to him, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorney, or his substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title(s)	Date

/s/ Darrell L. Peterson	Director and Chief Executive Officer	July 17, 2023
Darrell L. Peterson	(Principal Executive Officer)

/s/ Justin Doherty	Director	July 17, 2023
Justin Doherty

/s/ Francisco Roca, III	Director	July 17, 2023
Francisco Roca, III

/s/ Gerard Dab	Director	July 17, 2023
Gerard Dab

/s/ Thomas J. Bellante	Chief Financial Officer	July 17, 2023
Thomas J. Bellante	(Principal Financial Officer)

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EXHIBIT INDEX

2.1	Acquisition Agreement, dated as of May 12, 2021, between Rennova Health, Inc. and VisualMED Clinical Solutions Corporation, as supplemented on June 23, 2021 (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10-12G filed with the SEC on July 29, 2022).
3.1(i)	Articles of Incorporation, as amended, of InnovaQor, Inc. (incorporated by reference to Exhibit 3.1(i) to the Company’s Registration Statement on Form 10-12G filed with the SEC on July 29, 2022).
3.1(ii)	Certificate of Designation for Series D Non-Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2023).
3.1(iii)	Bylaws of InnovaQor, Inc. (incorporated by reference to Exhibit 3.1(ii) to the Company’s Registration Statement on Form 10-12G filed with the SEC on July 29, 2022).
3.1(iv)	Certificate of Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 6, 2023).
5.1	Opinion of Shutts & Bowen LLP.*
10.1	Consulting Agreement, dated as of May 2, 2021, between Epizon Limited and Gerard Dab (incorporated by reference to Exhibit 10.1 to the Company’s Registration statement on Form 10-12G filed with the SEC on July 29, 2022).
10.2	Form of Securities Purchase Agreement, dated as of May 12, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2023).
21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Company’s Registration Statement on Form 10-12G filed with the SEC on July 29, 2022).
23.1	Consent of Independent Public Accounting Firm – Haynie & Company (1)
23.2	Consent of Shutts & Bowen LLP (included in Exhibit 5.1)*
24.1	Power of Attorney for InnovaQor, Inc. (included on the signature page of the Registration Statement) (1).
101.INS	XBRL Instance Document. (2)
101.SCH	XBRL Taxonomy Extension Schema Document. (2)
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document. (2)
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document. (2)
101.LAB	XBRL Taxonomy Extension Label Linkbase Document. (2)
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document. (2)
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101) (2)
107	Filing Fee Table (1)

(1)	Filed herewith

(2)	Filed as exhibits to the Company’s Form 10-K for the year ended December 31, 2022 and Form 10-Q for the quarter ended March 31, 2023, filed on April 17, 2023 and May 22, 2023, respectively, with corresponding exhibit numbers, and incorporated herein by reference.

*	To be filed by Amendment.
**	Management contract for compensatory plan or arrangement.

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